                                                                   EXHIBIT 10.13

                         LIMITED PARTNERSHIP AGREEMENT
                         -----------------------------

                                      OF
                                      --

                               VISTANA WGV, LTD.
                               -----------------


     THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is entered into and is effective as of June 28, 1996, by and between VISTANA WGV HOLDINGS, INC., a Florida corporation, as "General Partner," and VISTANA WGV INVESTMENT, LTD., a Florida limited partnership ("Vistana"), UNITED TIMESHARES, INC., a Florida corporation ("United") and A. ZIMAND WGV INVESTMENT, INC., a Florida corporation ("Zimand"). Vistana, United and Zimand are sometimes referred to herein collectively as the "Limited Partners" and individually as a "Limited Partner." The General Partner and Limited Partners are referred to herein collectively as the "Partners," and individually as "Partner." References herein to the Partners or to a Partner may include the General Partner and/or Limited Partners without reference to status.

                                   ARTICLE I
                                   ---------

                                 ORGANIZATION
                                 ------------

     SECTION
1.1  Formation.  The Partners hereby agree to form this limited Partnership,
     ---------
referred to in this Agreement as the "Partnership," pursuant to the Partnership Law. The Partners shall execute and cause to be filed, recorded and/or published all documents necessary to carry out the intent of this Agreement, including, but not limited to:

     A.   A Certificate of Limited Partnership;

     B.   An Affidavit of Capital Contributions; and

     C. An Affidavit or other appropriate documentation as to the use by the Partnership of a fictitious name, as may be required by law.

     The Partners, thereafter, shall execute such documents and take such action as may be necessary to maintain the Partnership's status as a limited partnership under the Partnership Law and as a partnership under the Code and to carry out the business purposes of the Partnership as set forth in Article II hereof. The Limited Partners shall, at the request of

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the General Partner, promptly execute such documents and furnish such information as may be necessary to enable the General Partner to perform, on behalf of the Partnership, those actions contemplated under this Section 1.1.

     SECTION 1.2    Name of Partnership.  The name of the Partnership shall be
                    -------------------
VISTANA WGV, LTD., or such other name as the General Partner may from time to time designate upon ten (10) days' prior written notice to the Limited Partners.

     SECTION 1.3    Term.  The term of this Partnership shall be from the date
                    ----
the Certificate of Limited Partnership is filed with the Florida Department of State to December 31, 2046, unless sooner terminated in accordance with the provisions of this Agreement (Article XIII) or as otherwise provided by the Partnership Law.

     SECTION 1.4    Principal Place of Business.  The principal place of
                    ---------------------------
business for the Partnership shall be 8801 Vistana Centre Drive, Lake Buena Vista, Florida 32821, or such other place as the General Partner may from time to time designate upon ten (10) days prior written notice to the Limited Partners.

     SECTION 1.5    Registered Office and Agent in Florida.  The address of the
                    --------------------------------------
Partnership's registered office in the State of Florida is 8801 Vistana Centre Drive, Lake Buena Vista, Florida 32821. The registered agent at that address is Raymond L. Gellein, Jr. The General Partner may, from time to time, on behalf of the Partnership, change the registered office and/or the registered agent of the Partnership.

     SECTION 1.6    Definitions.  Capitalized words and phrases used in this
                    -----------
Agreement and which are not otherwise defined herein shall have the following meanings:

     A. "ACCOUNTS RECEIVABLE" means accounts receivable arising from the sale of the Villas (or interests therein) or other property of the Partnership.

     B. "AGREEMENT" or "PARTNERSHIP AGREEMENT" means this Limited Partnership Agreement of Vistana WGV, Ltd., as amended from time to time.

     C. "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Partner, the balance (whether positive or negative) in such Partner's Capital Account as of the date of determination, after crediting to such Capital Account any amounts which such Partner is deemed obligated to restore as described in the penultimate sentences of Reg. (S)(S)1.704-2(g)(2) and 1.704-2(i)(5) or any successor provisions.

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

     D. "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Partnership taxable year, after giving effect to the following adjustments:

          1.  debit to such Capital Account the items described in Reg.
     (S)(S)1.704-1(b)(2)(ii)(d)(4), (5) and (6); and

          2. after making the foregoing debits, credit to such Capital Account any amounts which such Partner is obligated to restore (pursuant to this Agreement or otherwise) or any amounts which such Partner is deemed obligated to restore pursuant to Reg. (S)(S)1.704-2(g) and (i).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg. (S)1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     E. "AFFILIATE" means the following: a party ("first party") will be deemed to be an Affiliate of another party ("second party") if the first party directly or indirectly owns or controls the second party, or if the first party is, directly or indirectly, owned by or under common control with the second party. For purposes of the preceding sentence, "control" shall mean ownership (direct or indirect) of a majority of the voting interests in such entity or in the managing general partner of such entity.

     F. "ASSIGN" or "ASSIGNMENT" means any sale, assignment, option, gift, pledge, hypothecation or other voluntary or involuntary encumbrance or transfer of an interest in the Partnership (or, if applicable, of an interest in any Partner, Affiliate of a Partner or other Person).

     G. "AVAILABLE CASH" means all cash on hand (as determined from time to time) other than cash which is (i) restricted from distribution to Partners under the terms of any agreement to which the Partnership is a party, or (ii) added to or retained in Partnership reserves for all Partnership expenses, debt payments, capital improvements, capital investments and reinvestments, replacements, contingencies, working capital and other cash requirements, all as determined by the General Partner in the reasonable exercise of its discretion.

     H. "BANKRUPTCY" or "BANKRUPT" with respect to a Partner or Person shall mean:

          1. Such Partner or Person has made an assignment for the benefit of his creditors;

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

          2. Such Partner or Person has filed a voluntary petition in Bankruptcy;

          3. Such Partner or Person has been adjudged a Bankrupt or insolvent or has entered against him an order for any relief in any bankruptcy or insolvency proceeding;

          4. Such Partner or Person has filed a petition or answer seeking for such Partner or Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

          5. Such Partner or Person has filed an answer or other pleading admitting or failing to contest the material allegations of a petition against such Partner or Person in any proceeding of this nature;

          6. Such Partner or Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Partner or Person or of all or any substantial part of such Partner's or Person's property; or

          7. Ninety (90) days after the commencement of any proceeding against such Partner or Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed; or if within sixty (60) days after the appointment, without such Partner's or Person's consent or acquiescence, of a trustee, receiver or liquidator of such Partner or Person or of any substantial part of such Partner's or Person's property, the appointment has not been vacated or stayed; or if stayed, sixty (60) days following the expiration of any such stay if the appointment has not been vacated.

     I. "CAPITAL ACCOUNT" means, with respect to each Partner, an individual capital account which shall be determined and maintained for such Partner in accordance with the rules of Reg. (S)1.704-1(b)(2)(iv). Consistent with such Regulations, each Partner's Capital Account shall be: (i) credited with (a) such Partner's cash contributions to the capital of the Partnership, (b) the fair market value of property contributed to the Partnership by such Partner (as of the date of contribution and net of liabilities secured by such contributed property that the Partnership is considered to have assumed or to have taken subject to pursuant to Code (S)752), and (c) such Partner's allocable share of the Partnership's Profits (or items of income or gain comprising the Profits and Losses of the Partnership); and (ii) debited for (a) all distributions made by the

Partnership to such Partner, and (b) such Partner's allocable share of the Partnership's Losses (or items of expense or deduction comprising the Profits or Losses of the Partnership). The Capital Accounts shall also be adjusted for all adjustments required by Reg. (S)1.704-1(b)(2)(iv) to the extent not otherwise provided for herein. In the event that Partnership property is subject to Code
(S)704(c) or is revalued in accordance with Reg. (S)1.704-1(b)(2)(iv)(f), the Partners' Capital Accounts shall be adjusted in accordance with Reg. (S)1.704-1(b)(2)(iv)(g) for allocations to them of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes), with respect to such property.

     J. "CODE" means the United States Internal Revenue Code of 1986, as amended.

     K. "EXCESS AMOUNT" means, with respect to a Partner at any time of determination, the then positive balance in the Capital Account of such Partner in excess of the amount of such Partner's Unreturned Capital.

     L. "GAAP" means generally accepted accounting principles, consistently applied.

     M. "GENERAL PARTNER" means any Person who (i) is referred to as such in the first paragraph of this Agreement or who later becomes a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.

     N. "LIMITED PARTNER" means any Person (i) whose name is set forth on the signature page of this Agreement as a Limited Partner or who has been admitted as an additional or substitute Limited Partner pursuant to the terms of this Agreement, and (ii) who is the owner of an interest in the Partnership as a Limited Partner. The term "Limited Partner" shall also be deemed to include the holder of a converted Limited Partner interest (whether as an assignee or as a substitute Limited Partner) received pursuant to Section 12.10 below.

     O. "LIQUIDATION OF THE PARTNERSHIP" means the earlier of (i) the date upon which the Partnership is terminated under Code (S)708(b)(1)(A), or (ii) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Partners).

     P. "NON-QUALIFIED PERSON" means a Person (i) who, directly or indirectly, owns an interest in, or is otherwise engaged in (whether as a principal, consultant, agent, employee, officer, director or otherwise) a time-share or interval ownership business (including time-share development, time-share marketing, time-share resort management or the operation or sale for time-share purposes of any kind of interest, including, without limitation, "time-share licenses," "time-share estates" or "vacation clubs," as such terms are defined in Chapter 721 of the Florida Statutes) other than through ownership of an interest in the Partnership or through ownership of an interest in an Affiliate of the General Partner, (ii) who is an Affiliate of any Person described in clause (i) above, or (iii) whose character or reputation would, in the reasonable opinion of the General Partner, jeopardize the authority of the Partnership to conduct any aspect of the business of the Partnership in any state in which its business is conducted, or would otherwise adversely affect the goodwill or business reputation of the Partnership. For purposes of clause (i) above, ownership of less than five percent (5%) of the publicly traded stock of a corporation shall not be deemed to constitute ownership of an interest in such corporation. Notwithstanding the foregoing, neither Zimand nor any of its Affiliates shall be deemed to be a Non-Qualified Person regardless of any activities engaged in by them; and neither United nor any of its Affiliates shall be deemed to be a Non-Qualified Person unless either United or an Affiliate of United breaches the covenant not to compete set forth in Section 7.8 below (in which case United shall automatically be treated as a Non-Qualified Person).

     Q. "PARTNERSHIP LAW" means (S)(S)620.101 through 620.192, Florida Statutes (the Revised Uniform Limited Partnership Act, as adopted by the State of Florida) as amended from time to time and, to the extent not inconsistent therewith, shall also be deemed to include (S)(S)620.81001 through 620.91, Florida Statutes (the Revised Uniform Partnership Act, as adopted in the State of Florida), as amended from time to time.

     R. "PERCENTAGE INTERESTS" of the General Partner and the Limited Partners shall initially be as follows:

          Partner                        Percent Interest
          -------                        ----------------

          General Partner                         1.0 %
          Vistana                                36.5 %
          United                                 50.0 %
          Zimand                                 12.5 %
                                                 ----

               TOTAL:                           100.0 %

The Percentage Interests of the Partners may thereafter be adjusted as provided in Section 5.2.

     S. "PERSON" means an individual, partnership, limited liability company, limited liability partnership, corporation, trust or any other association or legal entity.

     T. "PROFITS" and "LOSSES" of the Partnership for each taxable year of the Partnership means an amount equal to the Partnership's taxable income or loss for such taxable year, as determined for federal income tax purposes in accordance with the accounting method followed by the Partnership and in accordance with Code (S)703 (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code (S)703(a)(1) shall be included in taxable income or loss), subject to the following modifications:

          1. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

          2.  Any expenditures of the Partnership described in Code
     (S)705(a)(2)(B) or treated as Code (S)705(a)(2)(B) expenditures pursuant to Reg. (S)1.704-1(b)(2)(iv)(i), and not otherwise taken into account, shall be subtracted from such taxable income or loss;

          3. With respect to Partnership property, if any, which has a book value greater than or less than its adjusted income tax basis, "PROFITS" and "LOSSES" of the Partnership shall be determined by reference to the depreciation and amortization deductions, if any, allowable with respect to such property as computed for book purposes (and not tax purposes), as determined pursuant to Reg. (S)1.704-1(b)(2)(iv)(g), and by the gain or loss attributable to such property as computed for book purposes (and not for tax purposes); and

          4. Any items specially allocated pursuant to Section 9.3 shall not be considered in determining Profits or Losses.

     U. "PURCHASE DOCUMENTS" means that certain Parcel One Property Sale Agreement dated as of June 4, 1996, between SJH Partnership, Ltd. and the Partnership and all other documents, agreements and instruments executed contemporaneously therewith or in connection with the acquisition and development of the Residential Parcel, including, without limitation, development agreements, assessment agreements, declarations, easements, covenants, license agreements, and solicitation and marketing agreements.

     V. "REGULATIONS" or "REG." means regulations adopted by the Treasury Department and the Internal Revenue Service pursuant to the Code.

     W.   "REGULATORY ALLOCATIONS" means the Regulations promulgated under Code
(S)704(b).

     X. "RESIDENTIAL PARCEL" means the real property located in St. Johns County, Florida, to be conveyed to the Partnership pursuant to the Purchase Documents.

     Y. "TAX DISTRIBUTION" for any taxable year of the Partnership means an amount computed as follows:

          1. Determine the highest effective marginal federal income tax rate applicable to any Partner who was a Partner for all or any portion of such taxable year and to whom net taxable income was allocated under Article IX below for such taxable year. For this purpose, if any such Partner is a "pass-through entity" (i.e., an S corporation, a partnership, a limited liability company, a limited liability partnership or a trust), the "highest effective marginal federal income tax rate" deemed to be applicable to such Partner hereunder shall be the highest such effective marginal federal income tax rate (determined as above) applicable to any shareholder, partner, member or beneficiary (whichever is applicable) of such Partner.

          2. Determine the amount of net taxable income or net taxable loss (as the case may be) of the Partnership for federal income tax purposes for such taxable year; provided, however, that for purposes of computing Tax Distributions under the provisions of this Subsection 1.6.Y, no deduction shall be taken for the amount of original issue Discount ("OID") otherwise deductible by the Partnership under Code (S)163(e) (or any successor provision thereto) in computing its net taxable income or net taxable loss for such taxable year (the "OID ADJUSTMENT"). Any references to "net taxable income" or "net taxable loss" in Subsections 1.6.Y.2, 3 and 4 shall mean net taxable income or net taxable loss as modified by the OID Adjustment.

          3. If the Partnership has a net taxable loss for the taxable year, the "Tax Distribution" for such taxable year shall be zero and the amount of such net taxable loss shall be carried forward to future taxable years of the Partnership to be applied in such years in the manner described in subpart 4 below.

          4. If the Partnership has net taxable income for such taxable year, and if the Partnership has any net taxable losses from any prior taxable years that have not been previously applied to reduce net taxable income of the Partnership for any prior taxable year (THE "NET CARRYOVER LOSSES"), the net taxable income for such taxable year shall be reduced (but not below zero) by the Net Carryover Losses. The net taxable income of the Partnership for such taxable year, reduced by the Net Carryover Losses (if any), shall be deemed to be the "TAX BASE" for such taxable year for purposes of computing the Tax Distribution for such taxable year.

          5. The aggregate amount of the Tax Distribution for such taxable year shall be computed by multiplying the Tax Base for such taxable year by the rate computed under subpart 1 above for such taxable year.

     Z. "UNRETURNED CAPITAL" means, with respect to a Partner, the aggregate amount of contributions to the capital of the Partnership made by such Partner pursuant to Sections 5.1 and 5.2 below (and valued in accordance with such sections) since the inception of the Partnership, less the aggregate amount of distributions made by the Partnership to such Partner pursuant to Subsection 10.1.C below since the inception of the Partnership. In the case of an interest in the Partnership transferred from a Defaulting Partner to a Non-Defaulting Partner pursuant to Subsection 5.2.A below, the Unreturned Capital of the transferee Partner with respect to such transferred interest as of the date of
                                                             -----------------
transfer shall be deemed to be equal to the portion (if any) of the positive
--------
balance in the Defaulting Partner's Capital Account that is required to be transferred to the Non-Defaulting Partner under Subsection 5.2.A.

     AA. "VILLAS" means the condominium and/or vacation ownership units, including ancillary facilities and amenities, to be developed by the Partnership within the World Golf Village.

     BB. "WORLD GOLF VILLAGE" shall have the meaning assigned thereto in the Purchase Documents.

                                  ARTICLE II
                                  ----------

                          BUSINESS OF THE PARTNERSHIP
                          ---------------------------

     SECTION 2.1 Business and Purpose.  The purpose of the Partnership shall be
                 --------------------
to acquire the Residential Parcel and to construct, sell, rent, operate, and manage the Villas on the Residential Parcel and to engage in all lawful activities in relation to the foregoing including, but not limited to, the following:

     A. Purchase the Residential Parcel from SJH Partnership, Ltd. pursuant to the terms of the Purchase Documents;

     B. Develop the Residential Parcel and other available property within the World Golf Village, including the construction of the Villas;

     C. Market, sell and/or rent (transient or otherwise) the Villas or any interest therein, and in connection therewith, engage in other activities incident to the development, marketing, rental and/or sale of the Villas or any interest therein, including, but not limited to such financing transactions as are usual and customary with respect to the development, marketing, renting and/or sale of the Villas or any interest therein or of any Accounts Receivable;

     D. Provide hospitality management services with respect to any transient, time-share or interval ownership development, condominium or resort hotel located within the World Golf Village, and management services to or in connection with condominium associations for properties located within World Golf Village, all of which may include management and operation of restaurants, general stores and other related amenities located within World Golf Village which are ancillary to management services for a resort facility; and/or

     E.   Collect and service all Accounts Receivable.

     SECTION 2.2    Other Business.  The Partnership shall not be authorized to
                    --------------
engage in any business activities not described in Section 2.1 above without the consent of Partners owning not less than seventy-five percent (75%) of the Percentage Interests.

                                  ARTICLE III
                                  -----------

                        NAMES AND ADDRESSES OF PARTNERS
                        -------------------------------

     SECTION 3.1    General Partner.  The name and business address of the
                    ---------------
General Partner is:

                    Vistana WGV Holdings, Inc.
                    8801 Vistana Centre Drive
                    Lake Buena Vista, Florida 32821
                    Fax No. (407) 239-3222

     SECTION 3.2    Limited Partners.  The names and business addresses of the
                    ----------------
Limited Partners are:

                    Vistana WGV Investment, Ltd.
                    8801 Vistana Centre Drive
                    Lake Buena Vista, Florida  32821
                    Fax No. (407) 239-3222

                    United Timeshares, Inc.
                    P. O. Box 1280
                    Bristol, Virginia  24203
                    Fax No. (540) 645-1431

                    Zimand
                    5426 Osprey Isle Lane
                    Orlando, Florida  32819
                    Fax No. (407) 876-1962

     SECTION 3.3    Admittance of Additional Limited Partners. Except as
                    -----------------------------------------
otherwise provided in Subsection 5.2.B and Article XII below, Persons not otherwise described in Section 3.2 above may be admitted as additional Limited Partners only upon the unanimous consent of the Partners.

                                  ARTICLE IV
                                  ----------

                  PARTNERSHIP ACCOUNTING/REPORTS/INVESTMENTS
                  ------------------------------------------

     SECTION 4.1    Method of Accounting.  The General Partner shall maintain
                    --------------------
full and accurate books of the Partnership at the Partnership's principal place of business specified in Section 1.2 above, showing all receipts, expenditures, assets, liabili ties, Profits and Losses of the Partnership and all other records necessary for proper recordation of the Partnership's business and affairs. The books of the Partnership shall be maintained in accordance with GAAP for financial reporting purposes, and shall be kept on the method of accounting selected by the General Partner for federal income tax purposes (provided that such method is consistent with the requirements of the Code). The fiscal year of the Partnership shall be the calendar year, and the taxable year of the Partnership shall also be the calendar year unless a different taxable year is required by the Code.

     SECTION 4.2    Inspection of Books and Records.  Any Limited Partner may at
                    -------------------------------
any time during regular business hours inspect and copy (at such Limited Partner's personal expense) any of the Partnership books and records described in Section 620.106(1), Florida Statutes. In addition, the General Partner shall send to the Limited Partners copies of the Partnership's federal income tax returns promptly after the same become available.

     SECTION 4.3    Reports.
                    -------

     A. Within sixty (60) days after the end of each taxable year, the General Partner shall provide to each Limited Partner the General Partner's best estimate (based upon the information then available to it) of the taxable income or taxable loss of the Partnership for such taxable year that will be allocable to such Limited Partner for federal income tax purposes. In addition, no later than ten (10) days prior to the due date of the Partnership's federal income tax return (as determined with regard to available extensions), the General Partner shall send to each person who was a Partner at any time during the taxable year to which such return relates such tax information as shall be necessary for the preparation by such person of such person's federal, state and local income tax returns.

     B. Within sixty (60) days after the end of each fiscal year, the General Partner shall provide to each Limited Partner the General Partner's best estimate (based upon the information then available to it) of the net income or net loss of the Partnership for such fiscal year. In addition, within one hundred twenty (120) days after the end of each fiscal year, the General Partner shall send to each Partner audited financial statements of the Partnership, consisting of a balance sheet, statement of income, statement of Partner's equity (based on relative capital account balances), and statement of changes in cash flows for such fiscal year, all of which shall be prepared in accordance with GAAP and certified by KPMG Peat Marwick or such other "Big Six" firm of independent certified public accountants as shall be selected in the sole discretion of the General Partner.

     C. Copies of any monthly profit or loss statements and/or balance sheets prepared by the Partnership for its internal use shall be furnished to each Limited Partner on a regular and timely basis.

     SECTION 4.4    Income Tax Elections.  The General Partner may make, but
                    --------------------
shall not be required to make, any applicable election under the Code; provided, however, that the General Partner shall make an election under Code (S)754 if requested by a Limited Partner.

     SECTION 4.5    Bank Accounts; Temporary Investments of Partnership Funds.
                    ---------------------------------------------------------
Promptly after commencing operations, the General Partner shall open, and will thereafter maintain, one or more bank accounts in the name and for the sole benefit of the Partnership (except to the extent required in any loan documents, receivable sale agreements or other contractual commitments of the Partnership) in which there shall be deposited all of the capital of the Partnership, all gross receipts of the Partnership, and the proceeds of loans, if any, that the General Partner may obtain for and/or in the name of the Partnership. The funds in the Partnership's bank account or accounts shall be used solely for the business of the Partnership. Withdrawals shall be made only in the regular course of the Partnership's business on such signature or signatures as the General Partner may determine. In the sole discretion of the General Partner, reserved cash, cash held pending the expenditure of funds for the business of the Partnership and cash held pending a distribution to the Partners may be held, placed or otherwise invested in such liquid or illiquid investments as the General Partner may determine from time to time, including, but not limited to, United States Government and/or municipal securities (and repurchase agreements secured by any of the foregoing as well as by commercial paper), mutual funds, money market funds, bonds, banker's acceptances, interest-bearing bank accounts, certificates of deposit, or liquid asset funds of brokerage houses, provided that any such investments are reasonable, would not be classified as "speculative," and, in the case of securities, would qualify as "investment grade securities."

     SECTION 4.6    Audit Rights.  Any Limited Partner, at the sole expense of
                    ------------
the Limited Partner making such request and after reasonable prior notice to the General Partner, may cause an audit to be performed on the books and records of the Partnership by such auditors as such Limited Partner may select, with such audit to be performed at such times and places and at such intervals as are commercially reasonable. If such audit discloses a material discrepancy (i.e., a change of 5% or more in the reported net profits or net losses of the Partnership as determined under GAAP for a particular fiscal year, and/or a change of 5% or more in the total assets or total liabilities of the Partnership for a fiscal year of the Partnership) in the financial statements of the Partnership for a particular fiscal year, and if the Partnership's regular auditors agree that such change is appropriate under GAAP, the reasonable cost of such audit shall be borne by the Partnership rather than by the Limited Partner which initiated the audit.

     SECTION 4.7    Budgets.  The General Partner will prepare an annual budget
                    -------
on or before the commencement of each fiscal year of the Partnership. It is also the intention of the General Partner to review and update such annual budget after approximately six (6) months of operations within such fiscal year. Copies of each annual budget and each revised annual budget (if any) prepared by the General Partner shall be furnished to each Limited Partner for comments or questions; provided, however, that the General Partner shall have the sole authority to finalize and adopt such budget on behalf of the Partnership in the exercise of its reasonable business judgment and provided that such budget is consistent with the purposes of the Partnership as set forth in Section 2.1 above.

                                   ARTICLE V
                                   ---------

                             CAPITAL CONTRIBUTIONS
                             ---------------------

     SECTION 5.1    Capital of the Partnership.
                    --------------------------

     A.   The initial capital contributions of the Partners shall be as follows:

          1.  General Partner.  The General Partner will receive its interest in
              ---------------
     the Partnership in exchange for its services rendered in anticipation of the formation of the Partnership including, but not limited to, the negotiation of the terms of the Purchase Documents, and in consideration for its ongoing services of managing the Partnership as described elsewhere in this Agreement. The Capital Account of the General Partner shall be credited in the amount of Zero Dollars ($0.00) by reason of its initial contribution hereunder.

          2.  Vistana.  Vistana will receive its interest in the Partnership in
              -------
     exchange for its services rendered in anticipation of the formation of the Partnership including, but not limited to, the negotiation of the terms of the Purchase Documents. The capital account of Vistana shall be credited in the amount of zero dollars ($0.00) by reason of its initial contribution hereunder.

          3.  United.  United shall contribute Five Million Dollars ($5,000,000)
              ------
     in immediately available funds to the Partnership upon formation of the Partnership in exchange for its interest as a Limited Partner. The Capital Account of United shall be credited in the amount of Five Million Dollars ($5,000,000) by reason of its initial contribution to the capital of the Partnership hereunder.

          4.  Zimand.  Zimand will receive its interest in the Partnership as a
              ------
     Limited Partner in exchange for its services rendered in anticipation of the formation of the Partnership including, but not limited to, providing advice regarding the structuring of the transactions referred to herein, developing marketing strategies and obtaining certain marketing rights. The Capital Account of Zimand shall be credited in the amount of Zero Dollars ($0.00) by reason of its initial contribution hereunder.

     B. Except as otherwise provided in this Agreement, no Limited Partner shall be entitled to withdraw any portion of such Limited Partner's capital contribution or such Limited Partner's Capital Account in money or property prior to dissolution or Liquidation of the Partnership and then only in accordance with the provisions of Partnership Law and this Agreement. The General Partner shall not be personally liable for any portion of any other Partner's capital contribution. No interest will be paid on account of any capital contribution or on the credit balance in any Partner's Capital Account, and no Limited Partner shall have the right to receive or demand property other than cash in return for such Limited Partner's capital contribution. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner either as to the return of such Limited Partner's capital contribution or as to distributions.

     SECTION 5.2    Additional Contributions.  In addition to the capital
                    ------------------------
contributions referred to in Section 5.1 above, if the General Partner determines in the reasonable exercise of its discretion that additional capital is necessary or desirable for the business of the Partnership, it may request all the Partners to contribute such additional capital by written notice sent to all such Partners; provided, however, that the maximum aggregate amount of additional capital contributions that may be called for under this Section 5.2 shall be Six Million Six Hundred Thousand Dollars ($6,600,000.00). All such additional capital contributions shall be contributed by the General Partner and the Limited Partners based upon their relative Percentage Interests. Such additional capital contributions shall be payable to the Partnership in full within forty-five (45) days after each Partner receives written notice of said capital call.

     A. If a Partner (THE "DEFAULTING PARTNER") fails to make its additional capital contribution ("UNPAID CONTRIBUTION") within forty-five (45) days after receipt of the written notice of the capital call from the General Partner, any or all of the remaining Partners other than Zimand that have met their obligations to contribute their shares of such additional capital (THE "NON-DEFAULTING PARTNERS") may pay to the Partnership the Unpaid Contribution within thirty (30) days after expiration of the forty-five (45) day initial period for payment of the additional capital contributions referred to above. For purposes of the preceding sentence, the Non-Defaulting Partners which elect to pay a portion or all of the Unpaid Contribution shall have the right to do so proportionately (i.e., determined by dividing the Percentage Interest of an electing Non-Defaulting Partner by the Percentage Interests of all Non-Defaulting Partners who elect to make such payments) or in such other manner as the electing Non-Defaulting Partners may mutually agree upon. Any such payments shall be treated for all purposes under this Agreement as a loan ("CONTRIBUTION LOAN") to the Defaulting Partner from those Non-Defaulting Partners who paid such Unpaid Contribution, followed immediately thereafter by a contribution of such amount by the Defaulting Partner to the Partnership as a contribution of additional capital. Such Contribution Loans, together with all interest due thereon, shall be repaid in full to the Non-Defaulting Partners (in the same proportions that such Non-Defaulting Partners made such payments to the Partnership on behalf of the Defaulting Partner) within ten (10) days after demand is made provided that the Non-Defaulting Partners may not make a demand prior to the expiration of one hundred eighty (180) days after the due date of the Unpaid Contribution.

     The Contribution Loans shall bear interest at the lesser of: (i) the Base Rate announced publicly by Citibank, N.A., New York, New York (or another comparable national banking institution selected by the General Partner) to its most preferred customers determined as of the date such Contribution Loan was made, plus five percent (5%), or (ii) the highest rate authorized under applicable law on such date. The Contribution Loans, together with all interest accrued thereon, may be repaid at any time by the Defaulting Partner to the Non-Defaulting Partners (but all repayments shall be made to all the Non-Defaulting Partners in the same proportions that such Non-Defaulting Partners made such payments of the Unpaid Contribution to the Partnership on behalf of the Defaulting Partner), but said Contribution Loans shall in any event be repaid in full, together with all interest accrued thereon, upon termination of the Partnership.

     Each Non-Defaulting Partner who paid a portion of the Unpaid Contribution of the Defaulting Partner shall have a security interest (equal in priority with the security interests granted hereunder to all of the Non-Defaulting Partners who paid a part of such Unpaid Contribution) in the Defaulting Partner's Partnership interest to secure the payment of all principal and interest, together with all costs incurred by such Non-Defaulting Partner and/or by the Partnership, with respect to any such Contribution Loans and the Defaulting Partner shall execute one or more UCC-1 forms as well as any other documentation reasonably requested by the Non-Defaulting Partners to evidence the existence of such security interest. Each Partner agrees that, if it becomes a Defaulting Partner hereunder, it does hereby irrevocably make, constitute and appoint each of the Non-Defaulting Partners its attorney-in-fact to execute, in its name and on its behalf, one or more UCC-1 forms and such other documents as may be necessary to perfect the security interest of the Non-Defaulting Partners in the Partnership interest of the Defaulting Partner as provided in the preceding sentence. Each Non-Defaulting Partner agrees to look solely to the interest of the Defaulting Partner in the Partnership (together with all distributions made with respect thereto and all proceeds thereof) for repayment of the Contribution Loans.

     All distributions that would otherwise be made to the Defaulting Partner shall be paid to the Non-Defaulting Partners on account of the Contribution Loans (and in proportion to the amounts then owing with respect to such Contribution Loans) until the Contribution Loans, all interest accrued thereon and all costs incurred by the Non-Defaulting Partners with respect to such Contribution Loans have been paid in full; and then such distributions shall be paid to the Partnership on account of and to pay any and all costs incurred by the Partnership with regard to the Unpaid Contribution. Distributions otherwise due to the Defaulting Partner but made by the Partnership to the Non-Defaulting Partners shall be applied first to interest due on any outstanding Contribution Loan, then in reduction of the principal of such Contribution Loan, and finally to any costs incurred by the Non-Defaulting Partner with respect to such Contribution Loan (and the oldest Contribution Loan shall be satisfied first). All amounts paid by the Partnership to the Non-Defaulting Partners or to the Partnership, as provided for above, from funds that would otherwise have been distributed to the Defaulting Partner shall be deemed to have been distributed to the Defaulting Partner for all purposes of this Agreement.

     If demand for payment of any such Contribution Loan is made by a Non-Defaulting Partner to whom such loan is owed at any time after the expiration of the one hundred eighty (180) day period referred to above and the Defaulting Partner does not make full payment of the entire unpaid principal balance of such Contribution Loan plus all interest accrued and costs incurred thereon, a portion of the Defaulting Partner's interest in the Partnership consisting of a portion of its Percentage Interest and a portion of its Capital Account shall be automatically transferred from the Defaulting Partner to the Non-Defaulting Partner in full satisfaction of any and all amounts due under such Contribution Loan. The portion of the Defaulting Partner's Capital Account to be transferred shall be an amount (but not less than zero) equal to the lesser of: (i) the credit balance (if any) in such Capital Account, or (ii) a portion of the credit balance (if any) in such Capital Account equal to the unpaid principal balance plus accrued and unpaid interest and costs on such Contribution Loan (the lesser of such amounts being herein referred to as the "CAPITAL ACCOUNT TRANSFER BASE"). The portion of the Defaulting Partner's Percentage Interest to be transferred to such Non-Defaulting Partner (hereinafter referred to as the "TRANSFERRED PERCENTAGE INTEREST") shall be a percentage (not to exceed 100%) of the Defaulting Partner's entire Percentage Interest in the Partnership determined by dividing the total unpaid principal balance of such Non-Defaulting Partner's loan together with all interest accrued thereon and costs incurred by such Non-Defaulting Partner with respect to such loan as of the demand date, by the "Aggregate Capital Contributions" (as hereinafter defined) made by the Defaulting Partner to the Partnership, and by multiplying the percentage thus obtained by one hundred twenty percent (120%). "AGGREGATE CAPITAL CONTRIBUTIONS" shall mean the total capital contributions made by the Defaulting Partner to the Partnership since the inception of the Partnership (including all monies paid by the Non-Defaulting Partners to the Partnership for the Unpaid Contribution on behalf of the Defaulting Partner which amounts were then deemed to be loans hereunder). Solely for purposes of determining the Transferred Percentage
             -------------------------------------------------------------
Interest hereunder, if the General
------------------

Partner, Vistana or Zimand is the Defaulting Partner, such Defaulting Partner shall be deemed to have made Aggregate Capital Contributions to the Partnership in an amount equal to its actual Aggregate Capital Contributions (if any) plus its "Applicable Percentage" (as hereinafter defined) of the Aggregate Capital Contributions made by United, and any successor owner of the interest in the Partnership previously owned by United (except that such Aggregate Capital Contributions of United shall be determined by taking into account only those capital contributions of United that were made by it pursuant to Section 5.1 above). The "Applicable Percentages" shall mean the following:

          General Partner           2.0%
          Vistana                  73.0%
          Zimand                   25.0%

The Transferred Percentage Interest to be transferred hereunder together with the Capital Account Transfer Base shall be deemed to have been transferred by the Defaulting Partner to the Non-Defaulting Partner as of the date demand for payment on the Contribution Loan was made.

          As an example of the operation of the foregoing formula, assume that a capital call of $100,000 was made by the Partnership on Partner A (and that Partner A is not the General Partner, Vistana or Zimand); that Partner A was
             ---
unable to pay any of its required additional capital contribution and, as a result thereof, Partner B contributed the entire $100,000 amount on behalf of Partner A; that one year later when the outstanding balance of the Contribution Loan made by Partner B to Partner A was still $100,000, and when interest and costs of $10,000 were accrued and unpaid thereon, Partner B made demand upon Partner A for full payment of the Contribution Loan; and that Partner A was unable to pay any portion of the unpaid principal balance or accrued interest and costs on such Contribution Loan. Assume further that on the demand date Partner A had Aggregate Capital Contributions to the Partnership (including the $100,000 contribution made by Partner B on behalf of Partner A) of $440,000, and a positive (credit) balance in its Capital Account of $440,000). As a result of Partner A's inability to discharge the Contribution Loan plus interest and costs thereon, a portion of Partner A's Percentage Interest in the Partnership equal to the Transferred Percentage Interest, together with Partner A's Capital Account Transfer Base in the amount of $110,000 [representing the lesser of the unpaid principal balance plus accrued interest and costs on the Contribution Loan ($110,000), or the balance in its Capital Account ($440,000)] shall be deemed to have been transferred by Partner A to Partner B in full satisfaction of the Contribution Loan and all interest accrued and unpaid thereon computed as follows:

     $110,000 Unpaid princ. plus accrued int. and costs / $440,000 Aggregate Capital Contributions of Partner A = 25%; 25% x 1.20 = 30%.


Thus, if Partner A owned a 50% interest prior to the transfer, a portion of its Partnership interest representing a Transferred Percentage Interest of 15% (i.e., 30% x 50%) together with a Capital Account Transfer Base of $110,000 will be transferred from Partner A to Partner B.

     B. If the Non-Defaulting Partners do not pay all of the Unpaid Contribution to the Partnership on behalf of the Defaulting Partner within the thirty (30) day period referred to in Part A above, the General Partner (or, if the General Partner is a Defaulting Partner, United) is authorized, in its discretion, to sell a portion of the Defaulting Partner's interest in the Partnership to any other Person which is not a Non-Qualified Person (the "THIRD PARTY PURCHASER") for a price, payable in immediately available funds to the Partnership, equal to the Unpaid Contribution (to the extent not already contributed to the Partnership by some or all of the Non-Defaulting Partners under Part A above). For purposes of computing the portion of the Defaulting Partner's interest in the Partnership to be sold and transferred hereunder, the Third Party Purchaser shall be deemed to have contributed such amount to the Partnership on behalf of the Defaulting Partner pursuant to Part A above; the 180-day waiting period before demand on such Contribution Loan may be made shall not be applicable; it shall be assumed that no interest or costs on such Contribution Loan are due; and that demand upon the Defaulting Partner has been properly made by the Third Party Purchaser (i.e., the dilution formula set forth in Part A above shall be applied to determine the portion of the Defaulting Partner's interest in the Partnership that may be acquired by the Third Party Purchaser in exchange for the payment of the (remaining) Unpaid Contribution). If a Third Party Purchaser acquires a portion of the Defaulting Partner's interest in the Partnership hereunder, the Third Party Purchaser shall be admitted as an additional Limited Partner of the Partnership provided that such Third Party Purchaser executes a joinder agreement in such form as may be acceptable to the General Partner and its counsel evidencing the Third Party Purchaser's agreement to be bound by all the terms and conditions of this Agreement, as amended through the date of the closing.

     C. Each Partner acknowledges and agrees that it would not be entering into this Agreement were it not for (a) the Partners' agreements to make the capital contributions required by Sections 5.1 and 5.2, and (b) the remedy provisions set forth in this Agreement, and particularly in this Section 5.2. Each Partner acknowledges and agrees that (i) in the event that any Partner fails to satisfy its obligations pursuant to this Agreement, the other Partners will suffer substantial damages, and (ii) the remedies set forth in Subsections 5.2.A and B are fair, just, reasonable and equitable in all respects. Each Partner hereby grants an irrevocable power of attorney, which shall be deemed to be coupled with an interest, to the General Partner (or, if the General Partner is a Defaulting Partner, then to United) to sell all or any portion of its interest in the Partnership, either to the Non-Defaulting Partners under Subsection 5.2.A above or to a Third Party Purchaser under Subsection 5.2.B above (whichever is applicable), if it becomes a Defaulting Partner with respect to any such call for additional contributions to the capital of the Partnership.

     SECTION 5.3    Advances by General Partner/Affiliates.  The General Partner
                    --------------------------------------
may, in its reasonable discretion, lend or cause any of its Affiliates to lend the Partnership such amounts as the General Partner shall deem necessary or desirable for the business of the Partnership; provided, however, that if the General Partner elects to lend (or cause its Affiliate to lend) monies to the Partnership hereunder, it shall first give written notice thereof (THE "LENDING NOTICE") to United, which notice shall specify the amount to be loaned and the date when the monies are to be advanced (which shall not be earlier than ten
(10) days after the date the Lending Notice is given by the General Partner to United). United may, at any time within seven (7) days after receipt of the Lending Notice, notify the General Partner of its desire to participate in any such loan. If notice of intent to participate is not given by United to the General Partner within such 7-day period, United shall be deemed to have elected not to participate and the General Partner (and/or its Affiliate) shall be entitled to make the loan to the Partnership. If United elects to participate in the loan by providing written notice thereof to the General Partner within such period, the General Partner (or its Affiliates) and United shall loan the amount set forth in the Lending Notice to the Partnership proportionately (i.e., in proportion to the relative Percentage Interests of the General Partner, which for this purpose shall be deemed to include the Percentage Interest of Vistana, and United determined as of the date of such loan) or in such other proportions as the General Partner and United may mutually agree upon. All amounts shall be advanced to the Partnership either on the date specified in the Lending Notice or within ten (10) days thereafter (or on such other date as the General Partner and United may mutually agree upon).

     If the General Partner or its Affiliate and (if applicable) United lend any funds to the Partnership pursuant to this Section 5.3, then, subject to the terms of any agreement to which the Partnership is a party, such loans shall be unsecured and the Partnership shall repay such loans together with interest computed at the rate of twelve percent (12%) per annum solely from Available Cash in the manner provided in Subsection 10.1.B below. Any such payments shall be paid to the General Partner or its Affiliate and (if applicable) to United in the same proportions as the monies were originally loaned by such parties to the Partnership and on a "first in, first out" basis (i.e., repaying the oldest loans first).

     SECTION 5.4    United Loan/Advances from Limited Partners.
                    ------------------------------------------

     A. United shall loan and make available to the Partnership an aggregate amount of One Million Six Hundred Twenty Thousand Dollars ($1,620,000) (THE "UNITED LOAN") which may be borrowed in whole or in part for the reasonable needs of the business of the Partnership as determined from time to time by the General Partner, and in installments on one or more occasions from time to time during the "United Loan Period" (as hereinafter defined). Draws by the Partnership against the United Loan may be made upon thirty (30) days prior notice from the General Partner to United and may not be made more frequently than once in any calendar month during the United Loan Period. The maximum amount that may be drawn by the Partnership against the United Loan in any single draw is Five Hundred Thousand Dollars ($500,000). The outstanding balance of the United Loan shall bear interest at the rate of twelve percent (12%) per annum. The United Loan shall be unsecured; and shall be repaid solely from Available Cash as provided in Subsection 10.1.B below. Any payments made by the Partnership to United with respect to the United Loan shall be applied first to accrued and unpaid interest, and thereafter to principal.

     The "UNITED LOAN PERIOD" shall mean the period commencing with the inception of the Partnership and continuing until the earlier of: (i) December 31, 2001, or (ii) the Liquidation of the Partnership. After the earlier: (i) the advance of $1,620,000 or (ii) the expiration of the United Loan Period, the Partnership shall no longer be entitled to draw against the United Loan, but the outstanding balance of the United Loan together with all accrued and unpaid interest thereon shall continue to be repaid by the Partnership to United in accordance with the terms hereof.

     B. Except with respect to the United Loan discussed in Subsection 5.4.A above, and the loans described in Section 5.3 above, no Limited Partner (other than a Limited Partner which is also a General Partner) shall be entitled to lend funds or property to the Partnership unless such loan or advance shall be consented to in advance by the General Partner, which consent may be withheld by the General Partner at its sole and absolute discretion.

                                  ARTICLE VI
                                  ----------

                               CAPITAL ACCOUNTS
                               ----------------

     SECTION 6.1    Capital Accounts.  An individual Capital Account shall be
                    ----------------
determined and maintained for each Partner as provided in Subsection 1.6.I above.

     SECTION 6.2    Capital Account of Assignee Partners; Code (S)708(b)
                    ------------------------------------------ ---------
Termination.  Upon the transfer of all or part of an interest in the
-----------
Partnership, the Capital Account of the transferor Partner that is attributable to the transferred interest shall be carried over to the transferee. If the transfer of an interest in the Partnership causes a termination of the Partnership under Code (S)708(b)(1)(B), the Capital Account that carries over to the transferee will be adjusted in accordance with Reg. (S)1.704-1(b)(2)(iv)(e), and the constructive reformation of the Partnership, will, for purposes of
Section 6.1 above, be treated as the formation of a new Partnership and the Capital Account of the transferee and of the remaining Partners will be determined and maintained accordingly.

     SECTION 6.3    Adjustment to Capital Accounts/Revaluation of Partnership
                    --------------------------------------------- -----------
Property.  If (1) a new or existing Partner contributes money or other property
--------
(other than a de minimis amount) to the Partnership as consideration for the
              -- -------
receipt of an interest in the Partnership greater than the Partnership interest owned prior to such contribution, or (2) there is a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring
                             -- -------
or continuing Partner as consideration for the relinquishment of some or all of such Partner's interest in the Partnership, or (3) upon the Liquidation of the Partnership, the values of the Partnership's properties on its books ("book values") shall be adjusted to reflect their fair market value [taking into consideration Code (S)7701(g)] as of the date of the distribution, contribution or Liquidation of the Partnership, as the case may be; and, in such event, the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized Profits or Losses inherent in the Partnership's property (to the extent not reflected in the Partners' Capital Accounts) would be allocated among all the Partners under the terms of this Agreement, assuming that there was a fully taxable disposition of such property immediately preceding such contribution of money or other property to the Partnership, or immediately preceding the distribution of money or other property by the Partnership, or upon the date of the Liquidation of the Partnership, as the case may be, for such properties' fair market values as of such time. For purposes hereof, the fair market value of any Partnership property shall be determined by unanimous agreement of the Partners whose Capital Accounts are to be affected.

     SECTION 6.4    Distributions of Property In-Kind.  To the extent that the
                    ---------------------------------
unrealized income, gain, loss and deduction inherent in property distributed (or deemed distributed) in kind (whether or not distributed in liquidation) has not previously been reflected in the Partners' Capital Accounts, the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized Profits or Losses inherent in such property (that has not been reflected previously in the Capital Accounts) would have been allocated among the Partners under this Agreement if there were a taxable disposition of such property for its fair market value on the date of its actual (or deemed) distribution [taking into account Code (S)7701(g)]. At the request of any Partner, the fair market value of any property to be distributed to a Partner under this Agreement, other than cash or any property which is regularly traded on an established market and with respect to which market quotations are readily available, shall be determined by appraisal prepared by a qualified appraiser.

                                  ARTICLE VII
                                  -----------

                   RIGHTS, POWERS AND DUTIES OF THE PARTNERS
                   -----------------------------------------

     SECTION 7.1    Management of the Partnership Business. Subject to the
                    --------------------------------------
provisions of Sections 7.2, 7.3, and 7.5 below, the General Partner shall have the sole right to manage the business of the Partnership consistent with the purposes set forth in Section 2.1. The General Partner shall be required to manage the Partnership as its sole and exclusive function and may not have other business interests or engage in activities other than those relating to the Partnership, except that nothing herein shall prevent the General Partner from investing on its own behalf in the types of investments permitted in Section 4.5 with regard to investment of Partnership monies.

     SECTION 7.2    Powers of the General Partner.  Except as otherwise provided
                    -----------------------------
by the Partnership Law, this Section 7.2 and Sections 7.3 and 7.5 below, the General Partner shall have and enjoy all of the rights and powers of a Partner in a partnership without limited partners. Without limiting the foregoing, to the extent consistent with the authorized business of the Partnership as described in Section 2.1 above, but subject to Sections 7.3 and 7.5 below and any agreement to which the Partnership is a party, in addition to other matters (including other matters with respect to which the General Partner is granted authority or control under this Agreement and such other powers as are now or hereafter granted to a general partner of a limited partnership under applicable law, including, without limitation, the Partnership Law), the General Partner shall have the full power on behalf of the Partnership, and at the sole expense of the Partnership, to:

     A. Sell, transfer, assign, convey, manage, dedicate, declare or otherwise dispose of or deal with all or any part of the Partnership's business or property, on such terms as the General Partner may determine in the exercise of reasonable business judgment;

     B. Acquire interests in real property (and mortgages thereon) and/or personal property, directly or indi rectly, whether by purchase or lease, develop any such property (including the Residential Parcel), and in connection with the business of the Partnership, enter into financing transactions, the sale or leaseback of property, and the lease and/or purchase of property, and acquire any other assets consistent with the stated business of the Partnership;

     C. Borrow money from banks, financial institutions or any other Person, arrange financing or refinancing or arrange modifications of existing debts, including indebtedness arising under the purchase of assets pursuant to the Purchase Documents, loan funds to any Affiliate (subject to the limitations set forth in Section 7.5) and in connection therewith, issue notes or other evidences of indebtedness of the Partnership and secure the same by mortgage, deed of trust, pledge or other lien, in furtherance of the Partnership's purposes and business;

     D. Negotiate (or cause the Partnership's employees or agents to negotiate) and execute, deliver and enforce, and if applicable, file or record (directly or indirectly through a designated representative), on behalf of the Partnership, such documents, agreements and instruments, including, but not limited to, any and all documents, agreements and instruments required to be executed by the Partnership in connection with its purchase of assets under the Purchase Documents and/or otherwise customarily employed or entered into in the time-share business or any phase thereof as the General Partner, in the exercise of reasonable business judgment, may deem necessary or desirable for the Partnership's business, and/or the proper management of Partnership affairs, including the execution, filing or recording of any and all deeds, contracts and other instruments relating to the time-share business (including financing transactions with respect thereto), the Villas, the Residential Parcel and/or the World Golf Village;

     E. Perform, or cause to be performed, all of the Partnership's obligations under any agreement to which the Partnership or any nominee of the Partnership is a party, except in the event that the General Partner determines, in good faith, that such performance is not in the best interests of the Partnership or its Partners;

     F. Bring, defend, settle or compromise, or cause the Partnership's employees or agents to do so, all actions at law or in equity, or before any governmental entity involving the Partnership, its business or its assets or properties, and to satisfy any judgment, decree, decision or settlement in connection therewith, without limitation;

     G. Employ and/or contract for, on such terms and conditions as the General Partner in the exercise of reasonable business judgment shall determine, sales, maintenance, managerial, administrative or secretarial personnel (which persons may include the General Partner or Affiliates thereof to the extent permitted under Section 7.5 below) and such other persons, including attorneys, accountants, architects, consultants, brokers necessary or appropriate to assist the General Partner, or otherwise necessary or appropriate for the operation (and/or sale) of the business of the Partnership, and/or the maintenance, management and/or sale of any Partnership property, and to grant such person or persons such authority as the General Partner, in the exercise of reasonable business judgment, may determine;

     H. Subject to the limitations of Section 4.5 above, open, maintain, operate, control and close bank accounts in the name of the Partnership, deposit Partnership funds into such account(s), invest Partnership funds on behalf of the Partnership, authorize employees, agents or representatives of the Partnership to sign checks and drafts on such accounts, and to make such investments on behalf of the Partnership, as the General Partner, in the exercise of reasonable business judgment, shall determine;

     I. Determine the timing and amount of distributions by the Partnership to the Partners, subject to the terms of this Agreement (including
          Article X hereof) and any other agreement to which the Partnership is a party or is otherwise bound;

     J. Cause the Partnership to be duly registered and licensed as a time-share developer in each jurisdiction in which such registration and/or licensure is required, and/or otherwise to be duly registered and licensed so that the Partnership may lawfully carry on any of its authorized business activities, and otherwise to obtain, on behalf of the Partnership, all necessary approvals from all governmental and quasi governmental authorities in connection with the operation of the Partnership's time-share business activities;

     K. Purchase such policy or policies of liability, casualty and other insurance (including, but not limited to, directors' and officers' liability insurance or its equivalent) which are necessary, advisable, appropriate or convenient for the protection of any Partnership property or business, or for any purpose convenient or beneficial to the Partnership, as determined by the General Partner in the exercise of reasonable business judgment;

     L. Arrange for the preparation and timely filing (subject to available extensions) of all federal, state or local income tax returns required to be filed by or on behalf of the Partnership, and in connection therewith, to make such elections under the tax laws as may be available to the Partnership with respect to the treatment of any item of Partnership income, gain, loss, deduction and credit;

     M. Arrange for the certification by KPMG Peat Marwick or such other "Big Six" firm of certified public accountants as selected by the General Partner of annual financial statements for the Partnership;

     N. Expend the capital, revenues, income and other cash of the Partnership in furtherance of the Partnership's business in such amounts, at such times and for such purposes as the General Partner in the exercise of reasonable business judgment shall determine, such authority including
          (i) the right to pay or arrange for the payment of all taxes imposed on the Partnership or on the Partnership's assets or properties when due (provided that the General Partner shall have the authority to take all actions provided by law to contest the imposition or amount of any such taxes), (ii) the right to pay or cause to be paid all direct and indirect expenses of the Partnership, and (iii) the right to pay or cause to be paid all charges, fees or compensation to any person or firm for property (tangible or intangible) furnished or services rendered to or on behalf of the Partnership;

     O. Establish such reserves for working capital, insurance premiums, debt repayments, improvements, repairs, replacements, renewals and such other items required to be paid in connection with the business of the Partnership, and/or to otherwise provide for such contingencies as the General Partner, in the exercise of reasonable business judgment, may determine;

     P. Take such actions as the General Partner deems necessary or advisable in order to comply with the laws of the United States and all other jurisdictions to which the Partnership or its business or assets are subject;

     Q. Exercise, on behalf of the Partnership, any and all rights, options and elections, if any, granted the Partnership pursuant to the terms of this Agreement or any other agreement or arrangement to which the Partnership is a party;

     R. Solicit and accept additional contributions, and admit Persons who make such contributions as additional limited partners (if not already admitted as such) in accordance with Subsection 5.2.B above.

     S. Perform such other normal and routine business functions, and otherwise operate and manage the day-today affairs of the Partnership, in furtherance of the business of the Partnership, as the General Partner, in the exercise of reasonable business judgment, shall determine; and

     T. Do any act that is reasonably necessary to carry out the foregoing or to perform any of the duties or exercise any discretion assigned or delegated to the General Partner under this Agreement.

          Any person dealing with the Partnership or its property shall be entitled to rely fully upon any deed, mortgage, bill of sale, contract, lease, sublease, note or other written instrument signed by the General Partner or its duly authorized representatives in the name of and/or on behalf of the Partnership.

     SECTION 7.3    Limitations Upon Authority of General Partner.
                    ---------------------------------------------
Notwithstanding anything in Sections 7.1 and 7.2 above to the contrary, the General Partner shall not take any of the following actions (or enter into a contract on behalf of the Partnership requiring the Partnership to take any of such actions unless such contract is made subject to the provisions hereof) without obtaining the written consent of Limited Partners holding, in the aggregate, not less than seventy-five percent (75%) of the Percentage Interests:

     A. Sell or exchange all or substantially all of the assets of the Partnership other than in the ordinary course of the Partnership's business;

     B. Cause the Partnership to file a voluntary petition in Bankruptcy, or make a voluntary assignment of the Partnership's assets for the benefit of its creditors, or otherwise take any voluntary action which will directly result in an adjudication of Bankruptcy of the Partnership;

     C. Cause the Partnership to lease all or substantially all of the Partnership's property;

     D.   Loan funds of the Partnership to any Person other than purchase money
                                                      ----- ----
          debt derived from the sale of Partnership properties, including the Villas or any interest therein, loans to condominium associations relating to the Villas, and temporary advances made in the ordinary course of conduct of the Partnership's business;

     E. Confess a judgment against the Partnership in excess of Fifty Thousand Dollars ($50,000);

     F.   Admit additional General Partners;

     G. Enter into any contracts, agreements or other arrangements, whether written or oral, with any Affiliate of any Partner, except as otherwise provided in Section 7.5 below; or

     H. Cause the Partnership to borrow funds or otherwise enter into any financing or refinancing arrangement if (and only if) such loan or financing (or refinancing) arrangement is cross collateralized with, or contains a cross default clause that relates to, one or more loans to, or financing arrangements with, an Affiliate of the General Partner.

     SECTION 1.4    Limited Partners.  Except in the case of a General Partner
                    ----------------
which acquires a limited partnership interest (other than by reason of its removal under Section 12.7 below and the resulting conversion of its interest into a limited partner interest under Section 12.10 below), no Limited Partner shall participate in or have any control over the management of the Partnership's business (including the sale of any Partnership asset), nor transact any business for the Partnership. No Limited Partner shall have the power to sign for or bind the Partnership. Notwithstanding the foregoing provisions of this Section 7.4, the Limited Partners may exercise their approval rights granted to them in Section 7.3 and elsewhere in this

Agreement, and the exercise of such approval rights shall not be deemed to be participation in, or having any control over, the management of the Partnership's business.

     SECTION 7.5    Transactions with Affiliates.  Except for the transactions
                    ----------------------------
described in Schedule 7.5 attached hereto and made a part hereof, the General Partner shall not, on behalf of the Partnership or otherwise, employ a Partner or an Affiliate of a Partner to render or perform a service, contract to buy or lease property from a Partner or an Affiliate of a Partner, enter into a general partnership, limited partnership, joint venture, or other association with a Partner or an Affiliate of a Partner, or otherwise deal with a Partner or Affiliate without the prior written consent of Partners owning in the aggregate not less than seventy-five percent (75%) of the Percentage Interests. Notwithstanding the foregoing, the General Partner may contract with another partnership or other entity, all of the equity interests of which are owned by all of the Partners of this Partnership, to provide management services with respect to the Villas, provided that the terms of such management agreement are commercially reasonable. Further, even if an Affiliate transaction is approved by Partners owning not less than seventy-five percent (75%) of the Percentage Interests, any compensation paid by the Partnership for services rendered and/or any payment made by the Partnership for materials or property leased or sold by a Partner or an Affiliate of a Partner, or the price and terms of any such sale by the Partnership to such Partner or Affiliate, as the case may be, shall be "arm's length" and must not exceed those charged by others of similar stature in the same line of business and not so related, or, with respect to a sale, must not be more favorable than those which would be charged by or imposed on those not so related.

     SECTION 7.6    Liability of General Partner; Indemnifi cation.  The General
                    ----------------------------------------------
Partner shall not be liable to the Limited Partners because any taxing authorities disallow or adjust any deductions or credits in the Partnership income tax returns nor shall the General Partner have any personal liability for the repayment of capital contributions of the Limited Partners except as otherwise provided in this Agreement. In addition, the doing of any act or the omission to do any act by the General Partner, the effect of which may cause or result in loss or damage to the Partnership, if done in good faith and in accordance with the terms of this Agreement, shall not subject the General Partner or its successors and assigns to any liability, but the General Partner shall nevertheless be liable for its acts or omissions which constitute fraud, gross negligence or willful misconduct. The Partnership (but not any Partner), in addition to the indemnification provided for in Section 14.5 below, will indemnify and hold harmless the General Partner and its successors and assigns and its (or their) shareholders, directors, officers, employees and agents from any claim, loss, expense, liability, action or damage resulting from any such act or omission, including, without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the General Partner or such parties in defense of such act or omission). However, the General Partner and such parties shall not be entitled to be indemnified or held harmless from any claim, loss, expense, liability, action or damage due to, or arising from, its (or their) fraud, gross negligence or its (or their) willful misconduct.

     SECTION 7.7    Liability of Limited Partners.  No Limited Partner, as such,
                    -----------------------------
shall be personally liable for the debts, liabilities or other obligations of the Partnership, except that the capital contributions of the Limited Partners, the Limited Partners' undistributed share of Partnership profits, and any amounts referenced in Section 10.3 below shall be available for the debts, liabilities or other obligations of the Partnership; provided, however, that such liability shall be enforceable only by the Partnership and the Partners and not by any creditor of the Partnership except as expressly provided in Section
620.136 of the Partnership Law.

     SECTION 7.8    United's Covenant Not to Compete.  As a material inducement
                    --------------------------------
to the Partners and the Partnership to admit it as a Partner hereunder, United hereby agrees that neither United nor any of its Affiliates will engage, either directly or indirectly, in any "Competitive Activities" (as hereinafter defined) for so long as United or an Affiliate of United is a Partner in the Partnership. "COMPETITIVE ACTIVITIES" shall mean engaging, directly or indirectly, in the development, marketing, promotion or sale of time-share or interval ownership properties, or the operation of a time-share or interval ownership club or business (collectively, "TIME-SHARE ACTIVITIES") anywhere within the geographical boundaries of the United States of America and its possessions (THE "EXCLUDED AREAS"), except that United and/or its Affiliates may engage in any or all Time-Share Activities (and such activities shall not be deemed to constitute "Competitive Activities") if conducted or engaged in by United and/or its Affiliates within the "Permitted Areas" (as hereinafter defined). The "PERMITTED AREAS" shall include any location within the Excluded Areas that is not located within a one hundred fifty-mile radius of a time-share or interval ownership development that now or hereafter is owned or managed by the Partnership or by the General Partner and/or any of the Affiliates of the General Partner, subject to the following limitations and/or provisions:

          (i) United and/or its Affiliates may engage in any or all Time-Share Activities with respect to any of the existing golf course properties owned by United and/or its

     Affiliates identified in Schedule 7.8 attached hereto and made a part hereof notwithstanding the fact that such properties may be located within a one hundred fifty-mile radius of a time-share development owned and/or managed by the Partnership or by the General Partner or any of the Affiliates of the General Partner.

         (ii) If, subsequent to the date of execution of this Agreement, the General Partner and/or an Affiliate of the General Partner acquires additional real property or enters into a management agreement with respect to additional real property located within the geographical boundaries of the United States of America and its possessions (collectively, the "VISTANA PROPERTY"), and which has been developed, or which the General Partner and/or its Affiliate (or the owner of such property if the General Partner or Affiliate is only the manager of such property or project) in good faith intends to develop for the purpose of engaging in Time-Share Activities, then United and its Affiliates shall also be precluded from directly or indirectly engaging in any Time-Share Activities within a one hundred fifty-mile radius of such Vistana Property; except that, if United
                                                         -----------
     or any of its Affiliates own a golf course, or own real property which it in good faith intends to develop into a golf course, and such property (the "UNITED PROPERTY") was owned prior to the date that the General Partner or its Affiliates acquired or agreed to manage (whichever is applicable) the Vistana Property, then United and/or its Affiliates may nevertheless engage in any or all of the Time-Share Activities with respect to the United Property regardless of the fact that it is located within a one hundred fifty-mile radius of the Vistana Property.

     In addition to the foregoing, United agrees that neither it nor any of its Affiliates will hire or solicit any employee or "former employee" (as hereinafter defined) of the Partnership, the General Partner or any Affiliate of the General Partner for so long as United (or any Affiliate of United) remains a Partner in the Partnership. For purposes of the preceding sentence, a "former employee" is any individual who, at the time of determination, was no longer employed by the Partnership, the General Partner or an Affiliate of the General Partner, but who had been an employee of one or more of such parties at any time within one year of the date of determination.

     United, on behalf of itself and its Affiliates, hereby agrees that this covenant not to compete is reasonable in its limitation and necessary for the protection of the business of the Partnership and the Genaral Partner and its Affiliates and that the restraints are not unduly burdensome on United or its Affiliates. United further agrees that if this covenant not to compete is found to be unenforceable by a court of competent jurisdiction by reason of the length of time, scope or size of geographic area, it is the intention of the parties hereto that this covenant not to compete be reformed by such court so that such period of time, scope or geographic area be reduced to the extent necessary to cure such invalidity. The parties also agree that this covenant not to compete shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action that United or any of its Affiliates may have against the Partnership or any of the Partners, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement of this covenant not to compete by United.

     It is understood and agreed by United that the remedy provided in Section
12.11 below for a breach by it of its obligations under this Section 7.8 may not adequately compensate either the Partnership or the General Partner for damages which such parties would suffer as a result of a violation by United of the covenants contained in this Section 7.8. As a consequence thereof, the General Partner or the Partnership (whichever is the injured party) shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7.8, which injunctive relief shall be in addition to any other rights or remedies available to the General Partner or the Partnership. If United violates its covenants set forth in this
Section 7.8, it shall be responsible for the payment of reasonable attorneys' fees and other costs and expenses incurred by the General Partner or the Partnership (as the case may be) in enforcing the covenants contained in this
Section 7.8 and in pursuing the remedies provided hereunder and under Section
12.1 below, whether incurred at the trial level or in any appellate proceeding.

                                  ARTICLE VIII
                                  ------------

                           REIMBURSEMENT OF EXPENSES
                           -------------------------

     SECTION   8.1       Reimbursement of Partners' Expenses. The Partnership
                         -----------------------------------
shall reimburse the Partners (or their respective Affiliates) for all reasonable out-of-pocket costs, expenses and capital expenditures paid or incurred by them (or their Affiliates) in connection with the creation of the Partnership, the issuance of limited partnership interests, and the acquisition of the Residential Parcel pursuant to the Purchase Documents. In addition, the Partnership shall reimburse the General Partner (or its Affiliates) for reasonable out-of-pocket costs, expenses and capital expenditures paid or incurred by it (or its Affiliates) in connection with the ownership, operation, development, marketing and sale of the assets and business of the Partnership, the financing of the Partnership's business transactions, and/or the administration of the affairs of the Partnership.

                                   ARTICLE IX
                                   ----------

                                  ALLOCATIONS
                                  -----------

     SECTION   9.1       Profits and Losses.  Except as otherwise provided in
                         ------------------
Section 9.2 below (and any Profits or Losses, or items comprising such Profits or Losses, that are specially allocated under Section 9.2 shall reduce the amount of Profits, or increase the amount of Losses, allocated under this
Section 9.1), the Profits and Losses of the Partnership for each taxable year shall be allocated among the Partners as follows:

          A.   Profits shall be allocated as follows:

               1. First, to each Partner until each Partner has been allocated an aggregate amount of Profits pursuant to this Section 9.1.A since the inception of the Partnership equal to the aggregate Losses allocated or reallocated to each such Partner since the inception of the Partnership pursuant to Subsections 9.1.B.5 and 9.2.A below;

               2. Second, to each of the Partners the least amount of Profits necessary to cause the positive balances in the Adjusted Capital Accounts of the Partners to stand in the ratio of their respective amounts of Unreturned Capital (and, if the Unreturned Capital of any Partner is zero, then, solely for purposes of computing such ratio, such Partner shall be deemed to have Unreturned Capital of One Dollar ($1.00));

               3. Third, to the Partners in proportion to their respective amounts of Unreturned Capital until the balance in the Adjusted Capital Account of each Partner equals such Partner's Unreturned Capital;

               4. Fourth, to each of the Partners the least amount of Profits necessary to make the Excess Amounts of the Partners stand in the ratio of their respective Percentage Interests (and, if the Excess Amount of a Partner is zero, then, solely for purposes of computing such ratio, such Partner shall be deemed to have an Excess Amount of One Dollar ($1.00)); and

               5. Thereafter, to the Partners in proportion to their respective Percentage Interests.

          B.   Losses shall be allocated as follows:

               1. First, to each of the Partners the least amount of Losses necessary to make the Excess Amounts of the Partners stand in the ratio of their respective Percentage Interests (and, if the Excess Amount of a Partner is zero, then, solely for purposes of computing such ratio, such Partner shall be deemed to have an Excess Amount of One Dollar ($1.00));

               2.  Second, to the Partners pro rata in proportion to their
                                           --------
respective Percentage Interests until the Excess Amount of each Partner is equal to zero;

               3. Third, to each of the Partners the least amount of Losses necessary to make the positive balances in the Adjusted Capital Accounts of the Partners stand in the ratio of their respective amounts of Unreturned Capital (and, if the Excess Amount of a Partner is zero, then, solely for purposes of computing such ratio, such Partner shall be deemed to have an Excess Amount of One Dollar ($1.00));

               4. Fourth, to the Partners with positive Adjusted Capital Account balances, pro rata in proportion to such positive balances to the extent
                  --------
thereof; and

               5.  Thereafter, to the General Partner.

          C. The allocation provisions of this Section 9.1 are intended to produce Capital Account balances at the end of each taxable year of the Partnership that are at levels ("TARGET FINAL BALANCES". which would permit liquidating distributions that, if made in accordance with such Capital Account balances, would be equal in priority and amount to the distributions that would occur under Section 10.1 below if said liquidating proceeds were distributed pursuant to Section 10.1. For purposes of this Subsection 9.1.C, the Target Final Balances shall be determined as if no Partner had an obligation to restore a negative balance in its Capital Account under Section 13.3 below or under the Partnership Law (i.e., neither the General Partner nor any other Partner will be required to contribute capital to the Partnership in order to enable the Partnership to repay the Unreturned Capital of any other Partner by reason of the allocations made under this Subsection 9.1.C). For purposes hereof, it will be assumed, that at the end of the taxable year, all Partnership assets are sold for cash equal to their book values (as determined pursuant to Reg. (S.1.704-1(b) (2) (iv) (f) and (g)), and all liabilities allocable to such assets were then satisfied according to their terms, limited with respect to each non-recourse liability to the book value of such assets securing such non-recourse liability. To the extent that the allocation provisions of this Section 9.1 would not produce the Target Final Balances, the Partners agree to take such actions as are necessary to amend such provisions to produce such Target Final Balances. Notwithstanding the other provisions of this Agreement, allocations of Partnership gross income and deductions shall be made prospectively as necessary to produce such Target

Final Balances (and, to the extent such prospective allocations would not reach such result, the prior tax returns of the Partnership shall be amended to reallocate Partnership gross income and deductions to produce such Target Final Balances).

          D. For all purposes of this Agreement, except as otherwise required by Code (S.706 (d) including the determination of the allocable share of the Profits and Losses (or items thereof) of a Partner who acquires or disposes of its interest in the Partnership during any Partnership taxable year, Profits or Losses (or items thereof) of the Partnership for any taxable year shall be allocated to the periods of such taxable year on such method or methods as permitted by Code (S.706 as determined by the General Partner in its sole discretion.

     For purposes of computing the amount of Profits or Losses to allocate to a Partner under Subsections 9.1.A and/or 9.1.B above, to the extent such determination relates back to the inception of the Partnership, such determination shall be based upon the assumptions and provisions set forth in
Section 15.11 below (relating to allocations made to a predecessor-in-interest).

     SECTION 9.2    Special Allocations.  Notwithstanding the provisions of
                    -------------------
Section 9.1 hereof to the contrary, the following special rules shall apply:

          A. No allocation shall be made to any Limited Partner to the extent that any such allocation would create or enlarge an Adjusted Capital Account Deficit with respect to any such Limited Partner's Capital Account, as determined as of the end of any taxable year of the Partnership. Any items which would be allocated to a Limited Partner but for the preceding sentence shall be allocated to the General Partner.

          B. If any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Reg. (S)(S)1.704-1(b) (2) (ii)(d)(4),
(5) or (6), then items of Partnership income and gain (comprising the Profits or Losses of the Partnership. shall be specially allocated to each such Limited Partner in an amount sufficient to eliminate, to the extent required by the Regulations, such Limited Partner's Adjusted Capital Account Deficit, if any, as quickly as possible; provided, that the allocations to be made pursuant to this Subsection 9.2.B shall be made only if and to the extent that any such Limited Partner, unexpectedly receiving any such adjustment, allocation or distribution, would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made, as if this Subsection 9.2.B were not in the Agreement.

          C.

          1. Except as provided in Subsection 9.2.C.2 below, notwithstanding any other provision contained herein to the contrary, if in any Partnership taxable year, beginning on or after the effective date of this Agreement, there is a net decrease in the Partnership "minimum gain" [as such term is defined in Reg. (S.1.704-2(d)], prior to allocating Profits or Losses (or items thereof) for such taxable year and, if necessary, for subsequent years, under any other provision of this Agreement, each Partner shall be allocated items of income and gain (comprising the Partnership's Profits or Losses. for such taxable year and, if necessary, for subsequent taxable years in proportion to and to the extent of each Partner's share of the net decrease in the Partnership's minimum gain during such Partnership taxable year. The items of income and gain to be so allocated shall be determined in accordance with Reg. (S.1.704-2(f) This Subsection 9.2.C.1 is intended to comply with the minimum gain chargeback requirements of Reg. (S.1.704-2(f), and shall be interpreted in a manner consistent therewith.

          2. Notwithstanding Subsection 9.2.C.1 above, the provisions of Subsection 9.2.C.1 above shall not apply to a Partner or Partners otherwise subject thereto if:

               (i) such Partner's share of the net decrease in Partnership minimum gain is caused by a guaranty, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or partner nonrecourse debt, and such Partner bears the economic risk of loss (within the meaning of Reg. (S.1.752-2. for the newly guaranteed, refinanced or otherwise changed liability;

              (ii) such Partner contributes capital to the Partnership that is used to repay the nonrecourse liability (in whole or in part), and the Partner's share of the net decrease in Partnership minimum gain results from such repayment;

             (iii) compliance with Subsection 9.2.C.1 above causes (or is reasonably expected to cause. the Partners' final Capital Account balances to not be at the Target Final Balances required under Subsection 9.1.C above, or the General Partner's final Capital Account balance to be negative and one or more of the Limited Partners' final Capital Account balances to be positive, after considering the reasonably expected availability and sufficiency of additional Partnership Profits or Losses (or items thereof) to offset the distortion which may otherwise be created by such minimum gain chargebacks; or

              (iv) the application thereof otherwise arises from a situation or circumstance exempted from the application thereof pursuant to any revenue ruling, regulation, amendment or otherwise.

                    The determination of whether and to what extent the allocations otherwise required to be made pursuant to Subsection 9.2.C.1 should be made, based upon the criteria set forth above, shall be made in the reasonable discretion of the General Partner after consultation with the Partnership's tax advisers and the approval of United, which approval shall not be unreasonably withheld.

                    For purposes of determining whether compliance with the minimum gain chargeback rules set forth in Subsection 9.2.C.1 above would distort the economic arrangement of the Partners, the Partners acknowledge and agree that the economic arrangement of the Partners is manifested in Section
10.1 below. Section 10.1 hereof describes the economic arrangement among the Partners, both as to the priority of distributions to be made by the Partnership to each of the Partners and the amounts and/or relative amounts to be distributed to each of the Partners at the separate priority levels.

               2. Rules similar to those set forth in Subsection 9.3.C.2 above shall apply with respect to determining whether and to what extent allocations otherwise required to be made to any Partner under applicable regulations with respect to any net decrease in a "partner nonrecourse debt" (as such term is defined for purposes of Reg. (S.1.704-2. should be made.

          D.

               1. "Partner nonrecourse deductions" [within the meaning of Reg. (S.1.704-2(i.] shall be allocated as prescribed in Reg. (S.1.704-2(i..

               2. Subject to Subsection 9.2.C.2 above, if in any Partnership taxable year there is a net decrease in "partner nonrecourse debt minimum gain" (as such term is defined in Reg. (S.1.704-2., prior to allocating Profits or Losses (or items thereof. of the Partnership for such taxable year (and, if necessary, for subsequent taxable years., other than the allocations made pursuant to Subsection 9.2.C.1 above, each Partner with a share of the partner nonrecourse debt minimum gain (as determined under Reg. (S.1.704-2(i.(5. as the beginning of such taxable year. shall be allocated items of income and gain (comprising the Profits or Losses for such taxable year and, if necessary, for subsequent taxable years. in proportion to, and to the extent of, such Partner's share of the net decrease in such partner nonrecourse minimum gain. The items of income and gain to be so allocated shall be determined in accordance with Reg. (S.1.704-2. This Subsection 9.2.D.2 is intended to comply with the partner minimum gain chargeback requirements of Reg. (S)1.704-2(i)(4), and shall be interpreted consistently therewith.

               3. Rules similar to those set forth in Subsection 9.2.C.2 above shall apply with respect to determining whether and to what extent allocations otherwise required to be made to any Partner under applicable Treasury Regulations with respect to any net decrease in "partner nonrecourse debt minimum gain" (as such term is defined for purposes of Reg. (S)1.704-2) shall be made.

          E. All "nonrecourse deductions" (as defined in Reg. (S)1.704-2(c)) shall be allocated among the Partners in accordance with their relative Percentage Interests.

     SECTION 9.3    Allocations of Certain Tax Items.
                    --------------------------------

                If property which is contributed to the Partnership is subject to the provisions of Code (S)704(c), the Partners' distributive shares of income, gain, loss and deductions, as computed for tax purposes, with respect to such property (and, to the extent permitted by the Regulations, with respect to other Partnership property. shall be determined in accordance with Code
(S)704(c) by utilizing such reasonable methods selected by the General Partner as shall be consistent with Code (S)704(c) and the Regulations promulgated thereunder, taking into account the Partners' distributive shares of the corresponding book items with respect to such property, as determined under this
Article IX, Code (S)704(b) and Reg. (S)1.704-1(b)(1)(vi) The Partnership shall elect to use the "traditional method" pursuant to Reg. (S)1.704-3(b) unless required to use another method.

               If Code (S)704(c) is not applicable, depreciation, amortization and gain or loss, as computed for tax purposes, with respect to Partnership property which is revalued on the books of the Partnership in accordance with Reg. (S)1.704-1(b(2)(iv)(f) and which has a book value greater or lesser than its adjusted tax basis (and, to the extent permitted by the Regulations, with respect to other Partnership property. shall be allocated among the Partners in a manner that takes into account the variations between the adjusted income tax basis and the book value of such property in the accordance with Code (S)704(c) principles, utilizing such reasonable method as determined by the General Partner, and shall be consistent with Code (S)704(c) and the Regulations. The Partnership shall elect to use the "traditional method" pursuant to Reg.
(S)1.704-3(b) unless required to use another method.

     SECTION 9.4    Apportionment of Allocations.  In every Partnership taxable
                    ----------------------------
year in which the Percentage Interest of any one Partner varies, whether due to entry into the Partnership after the first day of the Partnership's taxable year or otherwise, Profits or Losses (or items thereof) which are to be allocated to the Partners in proportion to their Percentage Interests shall be apportioned among the Partners in accordance with each Partner's varying Percentage Interest in the manner required by Code (S)706(d) (even if Code (S)706(d) is not otherwise applicable).

                                   ARTICLE X
                                   ---------

                                 DISTRIBUTIONS
                                 -------------

     SECTION 10.1   Distributions of Available Cash. Except as otherwise
                    -------------------------------
provided in this Article X, Available Cash for each taxable year of the Partnership, if any, shall be distributed within thirty (30) days after the end of each calendar quarter in the following order of priority:

     A. First, all Available Cash up to, but not exceeding, an amount equal to the Tax Distribution for such taxable year shall be apportioned among, and distributed to, the Partners in the same proportions as the aggregate net taxable income (to the extent "net taxable income" or "net taxable loss" are used in this Subsection 10.1.A, such amounts shall be determined without regard to the special limitations on deductions of OID described in Subsection 1.6.Y above) of the Partnership for such taxable year was allocated to the Partners pursuant to Article IX above, except that, solely for purposes of determining the amount of any distributions to be made to a Partner under this Subsection 10.1.A for the current taxable year, the following modifications shall apply:

          a. The amount of net taxable income which is deemed to have been allocated to such Partner shall be increased by the amount of any original
                                        ---------
     issue discount ("OID") such Partner is required to include in its income under Code (S)1272 for such taxable year with respect to any loans made by it to the Partnership under Sections 5.3 or 5.4; and

          b. The net taxable income which is deemed to have been allocated to such Partner shall be decreased by the excess of: (i) any net taxable
                           ---------
     losses allocated to such Partner in a prior taxable year to the extent that such net taxable losses are taken into account in computing the "Tax Base" (as defined in Subsection 1.6.Y above) for the current taxable year, over
     (ii) the amount of OID such Partner was required to include in its taxable income under Code (S)1272 in prior taxable years for loans made by it to the Partnership under Sections 5.3 or 5.4 above [except to the extent that such Partner was given credit for such OID under this Subpart b(ii) in computing the distributions to be made to it under Subsection 10.1.A.1 in a previous taxable year].

[For this purpose, it should be noted that "Profits," as defined in Subsection 1.6.T above, may differ from taxable income, and the amount of taxable income allocated to each Partner must also be determined after giving effect to allocations required under Code (S)704(c).] See Schedule 10.1.A attached hereto and made a part hereof for an example of the application of this Subsection 10.1.A to an assumed set of facts.

     B. Second, all remaining Available Cash for such taxable year shall be applied to discharge all amounts owed by the Partnership (including all accrued and unpaid interest thereon) under (i) the United Loan in accordance with Subsection 5.4.A above, and (ii) any obligations owed to the General Partner, any Affiliate of the General Partner and (if applicable) to United with respect to loans made pursuant to Section 5.3 above; and any such distributions of Available Cash shall be made on a pari passu basis (but in proportion to the
                                  ---- -----
then outstanding principal balances, plus accrued and unpaid interest due thereon, of the loans described in (i) and (ii) above) until all of such loans have been paid in full. Notwithstanding the foregoing, any Available Cash otherwise distributable to a Partner pursuant to this Subsection 10.1.B shall be reduced by any Available Cash distributed to such Partner under Subsection
----------
10.1.A in the current taxable year or in any prior taxable year with respect to the amount of OID such Partner is (or was) required to include in its taxable income attributable to loans made by it to the Partnership under Sections 5.3 or
5.4 (to the extent any such distributions under Subsection 10.1.A have not previously been applied as a reduction of Available Cash distributable to such Partner under this Subsection 10.1.B in a prior taxable year).

     C. Third, any remaining Available Cash shall be distributed to the Partners up to the aggregate of the Unreturned Capital of the Partners at such time, which amounts shall be distributed in the proportions that the Unreturned Capital of each Partner whose Unreturned Capital exceeds zero at such time bears to the aggregate of the Unreturned Capital of all Partners whose Unreturned Capital exceeds zero at such time.

     D. Thereafter, the balance (if any) of Available Cash shall be distributed to the Partners in accordance with their then relative Percentage Interests.

     SECTION 10.2   Liquidation Distributions.  Following the dissolution of the
                    -------------------------
Partnership, as provided in Section 13.1 below, distributions shall be made in the manner set forth in Section 13.2 below.

     SECTION 10.3   Return of Capital Contributions/Limitations on
                    ----------------------------------------------
Distributions/Liability for Repayment.  Notwithstanding anything herein to the
-------------------------------------
contrary, no Partner shall receive a return of such Partner's capital contributions or receive any other distribution from the Partnership until all liabilities of the Partnership (including liabilities to the Partners for loans made to the Partnership, but excluding liabilities to the Partners on account of their capital contributions) have been paid or there remains sufficient property (based on the fair market value of remaining assets) of the Partnership to pay them. If a Partner (including former Partners) or an assignee of a Partner receives the return of any part of such Partner's capital contributions or any other distribution in violation of this Agreement or Partnership Law, such Partner shall be liable to the Partnership for a period of six (6) years following such wrongful distribution for the amount of such wrongful distribution. If a Partner (including former Partners) receives the return in whole or in part of such Partner's capital contribution in a distribution not violating the terms of this Agreement or Partnership Law, such Partner shall be liable to the Partnership for a sum equal to such returned contribution for a period of one (1) year following such return, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership. Any Partner so liable shall repay such amount within thirty (30) days after the General Partner shall have delivered to such Partner a written notice regarding such repayment. Failure of any Limited Partner or former Limited Partner (or assignee) to make repayment required under this Section 10.3 shall subject such defaulting person to payment of interest at the highest legal rate on the amount due from such person from the date of the delivery of notice requiring such repayment until (but not including) the date of such repayment, plus all costs and expenses of collection, including reasonable attorneys' fees.

                                  ARTICLE XI
                                  ----------

                 INVESTMENT; LIMITED PARTNER REPRESENTATIONS;
                 --------------------------------------------
                            UNREGISTERED SECURITIES
                            -----------------------

     THE LIMITED PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER ANY FEDERAL OR STATE SECURITIES LAW, INCLUDING THE
                        ---------
SECURITIES ACT OF 1933 AND THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, AND HAVE BEEN SOLD IN RELIANCE ON EXEMPTIONS FROM REGISTRATION AFFORDED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS, INCLUDING, BUT NOT LIMITED TO, THE SECURITIES ACT OF 1933 AND THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT.

     SUBJECT TO THE OTHER LIMITATIONS CONTAINED IN THIS AGREEMENT, THE LIMITED PARTNERSHIP INTERESTS MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE OFFER AND SALE OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, THE

FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, AND/OR THE APPLICABLE SECURITIES ACT(S) OF ANY OTHER STATE, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS, AND (UNLESS WAIVED BY THE GENERAL PARTNER), THE TRANSFERRING LIMITED PARTNER FIRST PROVIDES THE GENERAL PARTNER WITH AN OPINION OF COUNSEL, SATISFACTORY TO THE GENERAL PARTNER, TO SUCH EFFECT.

     Each Limited Partner hereby represents and warrants to the Partnership and to the General Partner that such Limited Partner has acquired such Limited Partner's limited partnership interests for investment purposes only. In addition to any other condition imposed by this Agreement, each Limited Partner acknowledges and understands the above legends and agrees to accept and abide by the above referenced restriction(s) on the transferability of such Limited Partner's limited partnership interests.

                                  ARTICLE XII
                                  -----------

                             CHANGES IN PARTNERS/
                             --------------------
                   TRANSFERABILITY OF PARTNERSHIP INTERESTS
                   ----------------------------------------

     SECTION 12.1   Restrictions on General Partner/Permitted Transfers to
                    ----------------------------------------- ------------
Affiliates.  Except in connection with an Assignment of its interest to the
----------
extent permitted in this Article XII, or in connection with a transfer under Subsection 5.2.A, the General

Partner shall not, without the prior written consent of all Limited Partners, retire or withdraw from the Partnership, or Assign all or any part of its interest in the Partnership; provided that without such consent, the General Partner may Assign its entire interest in the Partnership as a General Partner to any of the persons listed on Schedule 12.1 attached hereto, or to any Affiliate of the General Partner, and the transferee of the General Partner's interest shall be automatically admitted as a successor General Partner, and such transferee(s) shall succeed to all of the interests of such former General Partner in the Partnership.

     SECTION 12.2   Transfers by General Partner and Vistana to Non-
                    -----------------------------------------------
Affiliates/Right to Require Zimand Participation.  Upon thirty (30) days prior
------------------------------------------------
written notice to the remaining Partners, the General Partner and Vistana may sell their entire interests in the Partnership, or the Persons who hold not less than a majority of the voting interests in the General Partner and in Vistana (or not less than a majority of the voting interests in the general partner of Vistana) may sell all or not less than a majority of their equity interests (which, in the case of a sale of equity interests, shall include not less than a majority of the voting control) in the General Partner and Vistana (or in the general partner of Vistana), provided, in either event, that such sales are effected in conjunction with the sale of all or not less than fifty-one percent (51%) of the assets or equity interests (which shall include voting control) of one or more Affiliates of the General Partner to any persons other than (i) the Persons listed in Schedule
                               ----------
12.1 attached hereto or (ii) any Affiliate of the General Partner. Any such sales shall not be subject to the restrictions upon Assignment set forth in this
Article XII except to the extent any such provisions are specifically made applicable to sales made pursuant to this Section 12.2.

     In the event of a sale by the General Partner and Vistana of their entire interests in the Partnership under this Section 12.2 (or in the event of a sale of a majority of the voting interests in the General Partner and Vistana hereunder), and if United elects to sell its entire interest in the Partnership pursuant to Section 12.3 below, the General Partner and Vistana may also require Zimand to sell its entire interest in the Partnership simultaneously with (and contingent upon) the closing of the sale of the interests of the General Partner and Vistana hereunder. The option of the General Partner and Vistana to require a simultaneous sale of Zimand's entire interest in the Partnership may be exercised by the General Partner and Vistana by written notification to Zimand given within ten (10) days after receipt by them of the notice of election from United under Section 12.3 below. If the General Partner and Vistana exercise their option to require Zimand to sell its entire interest pursuant to this
Section 12.2, Zimand shall be treated as if it had elected to sell its entire interest in the Partnership in accordance with the terms and conditions of Section 12.3 below and all the terms and conditions of Section
12.3 (including, but not limited to, the determination of purchase price, the terms of payment and the determination of the party that will purchase such interest) shall apply. Zimand agrees that this provision requiring the sale of its interest may be specifically enforced.

     The transferee of an interest from the General Partner, Vistana and (if applicable) Zimand under this Section 12.2 shall be treated as an assignee of such interest under the Partnership Law and shall not be admitted as an additional Limited Partner unless consented to by both the General Partner and United, which consent may be withheld in the sole discretion of either (or both) the General Partner or United. Notwithstanding the foregoing, the restrictions contained in this Section 12.2 upon a transferee being admitted as a successor General Partner or Limited Partner (as the case may be) shall not apply (and such transferee shall automatically be admitted as a successor General Partner or Limited Partner, as the case may) for transfers occurring after the Partnership has received the written opinion of tax counsel that both of the following have occurred: (i) new Regulations under Code (S)7701 allowing certain entities to either elect to be classified or automatically be classified as partnerships for federal income tax purposes without regard, in all cases, to whether they possess or lack the characteristic of "free transferability of interests" have been promulgated into final form, and (ii) partnership characterization under such Regulations is applicable to the Partnership. If any such election can be made by the Partnership, the General Partner shall make such election to have the Partnership classified as a "partnership" for federal income tax purposes upon the request of any Limited Partner.

     SECTION 12.3   Limited Right of Sale of United and Zimand. If the General
                    ------------------------------------------
Partner and Vistana sell their interests in the Partnership pursuant to Section
12.2 above, or if a majority of the voting interests in the General Partner and Vistana (or in the general partner of Vistana) are sold pursuant to Section 12.2, then (in either case) each (or either) of United and Zimand may, within thirty (30) days after receipt of the written notice of intent to sell given by the General Partner and Vistana under Section 12.2 above, give notice to the General Partner and Vistana of its intent to sell its entire interest in the Partnership (the "PUT INTEREST") pursuant to this Section 12.3. If such notice is timely given, the Put Interest shall be purchased either by Vistana or, at the option of Vistana, by either an Affiliate of the General Partner or by the purchaser of the Partnership interests or equity interests sold pursuant to
Section 12.2 above (with the purchasing party hereinafter referred to as the "PURCHASER"); provided, however, that the obligation of the Purchaser to purchase the Put Interest pursuant to this Section 12.3 shall be contingent upon the closing of the sales and purchases under Section 12.2 above.

     A. The purchase price for the Put Interest shall be equal to the fair market value of such interest (i.e., the price a willing buyer and a willing seller would agree upon as a fair sales price that could reasonably be expected to be received upon the sale of the Put Interest, based upon the assumption that both parties are well informed of all relevant factors affecting value, including, but not limited to, all the terms of this Agreement; that neither party is compelled to buy or sell; that no discount will be taken for lack of control (the so-called "minority discount") or for lack of marketability or liquidity or any limitation, contractual or otherwise, with respect to the Put Interest including transfer, voting and other rights; and that the purchaser will be admitted as a limited partner in the Partnership). Notwithstanding anything in this Section 12.3 to the contrary, in no event shall the purchase price for the Put Interest be less than the Unreturned Capital of the Partner that owns the Put Interest (i.e., if the fair market value of such Put Interest as determined by appraisal in accordance with the procedures described below is less than the Unreturned Capital attributable to such Put Interest, then the purchase price for such Put Interest shall be the Unreturned Capital associated therewith) which shall be referred to herein as the "FLOOR PRICE."). Promptly after the date (the "ELECTION DATE") United and/or Zimand (the "ELECTING PARTY") gives notice of its intent to sell the Put Interest hereunder, the Electing Party and the Purchaser shall attempt to agree upon the fair market value of the Put Interest. If the Electing Party and the Purchaser cannot agree upon the fair market value of the Put Interest within forty (40) days after the Election Date, such parties shall attempt to agree upon a mutually acceptable Qualified Appraiser (as hereinafter defined) to determine the fair market value of the Put Interest, and if a mutually acceptable Qualified Appraiser is selected within ten (10) days after the expiration of the forty (40) day period specified above such appraiser shall submit, within sixty (60) days of such appraiser's selection, a written appraisal setting forth such appraiser's determination of the fair market value of the Put Interest and such determination shall be binding upon both the Electing Party and the Purchaser unless it is less than the Floor Price, in which case the fair market value of the Put Interest shall be deemed to be the Floor Price.

     B. If a mutually acceptable Qualified Appraiser is not selected within the ten-day period described in Subsection A above, either the Electing Party or the Purchaser may, by written notice to the other party, select a qualified appraiser with experience in valuing interests in partnerships and also with experience in appraising interests in time-share businesses (a "QUALIFIED APPRAISER"), and, within ten days after receipt of such notice, the other party may (but need not), by written notice, designate a second Qualified Appraiser to determine the fair market value of the Put Interest.

          1. If the second Qualified Appraiser is not so designated, then the first Qualified Appraiser shall proceed to appraise the Put Interest and his determination of the fair market value of the Put Interest shall be binding upon both the Electing Party and the Purchaser (subject to "Floor Price" described above).

          2. If a second Qualified Appraiser is designated, the first and second Qualified Appraisers shall each appraise the Put Interest. If within forty-five (45) days after the second Qualified Appraiser is designated, the first and second Qualified Appraisers do not agree upon the fair market value of the Put Interest and are unable to reduce the range of their difference so that the higher appraisal does not exceed the lower appraisal by more than ten percent (10%) of the amount of the lower appraisal, then the Qualified Appraisers shall jointly designate a third Qualified Appraiser within ten (10) days after the expiration of such 45-day period. If there are two Qualified Appraisers and the higher appraisal does not exceed the lower appraisal by more than ten percent (10%) of the lower appraisal, then the fair market value of the Put

     Interest shall be deemed to be the average of the two appraisals (subject to the "Floor Price" described above). If there are three appraisers and if they are unable to agree upon the fair market value of the Put Interest, then the fair market value of the Put Interest shall be deemed to be the average of the two appraisals which are closest in value to each other (subject to the "Floor Price" described above). The appraiser or appraisers shall promptly notify the Electing Party and the Purchaser of their determination of the fair market value of the Put Interest.

     The Electing Party and the Purchaser shall each pay (i) one-half of the fees and expenses of the Qualified Appraiser, if there is only one Qualified Appraiser, and (ii) if there is more than one Qualified Appraiser, the fees and expenses of the Qualified Appraiser designated by it and one-half of the fees and expenses of the third Qualified Appraiser, if any.

     C. Fifty percent (50%) of the purchase price for the Put Interest shall be paid in cash or other immediately available funds at the closing. The balance of the purchase price shall be payable in five (5) equal annual payments of principal and interest computed at the lesser of: (i) the Base Rate announced publicly by CitiBank, N.A., New York, New York (or another comparable national banking institution selected by the General Partner) to its most preferred customers determined as of the date of closing, plus two percent (2%), or (ii) the highest rate authorized under applicable law on such date. The first such installment shall be made on the first anniversary of the closing and the remaining installments shall be paid on successive anniversaries thereof. The obligation of the Purchaser to pay the deferred portion of the purchase price shall be unsecured. Notwithstanding the foregoing, if the General Partner and Vistana receive more than fifty percent (50%) of the purchase price for their interests in the Partnership in the form of cash or other immediately available funds at closing, then the Electing Party shall also be entitled to receive the same percentage of the purchase price received by the General Partner and Vistana for its interest in the form of cash and other immediately available funds at closing. The remaining portion of the purchase price, if any, shall be payable over a period of five years in accordance with the terms set forth above.

     D. The closing of the sale and purchase of the Put Interest shall occur not later than thirty (30) days after the final determination of the purchase price for the Put Interest under either Subparagraph A or B above and on a date mutually acceptable to the Electing Party and the Purchaser. The Purchaser shall also either (i) cause the Partnership and any Defaulting Partner to repay all loans, together with accrued and unpaid interest and costs due thereon, owed by the Partnership or such Defaulting Partner to the Electing Party with respect to all loans made (or deemed to have been made) by the Electing Party under Sections 5.2, 5.3 and 5.4 above, or (ii) acquire all such loans from the Electing Party for a price equal to the full amounts (principal, interest and costs) due thereunder.

     E.   The transferee of the Put Interest from United or Zimand under this
Section 12.3 shall, unless such transferee is already a Partner in the Partnership, be treated as an assignee of such interest under the Partnership Law and shall not be admitted as an additional Limited Partner unless consented to by the General Partner, which consent may be withheld in the sole discretion of the General Partner. Notwithstanding the foregoing, restrictions contained in this Section 12.3.E upon a transferee being admitted as a successor Limited Partner shall not apply (and such transferee shall automatically be admitted as a successor Limited Partner) for transfers occurring after the Partnership has received the written opinion of tax counsel and both of the following have occurred: (i) new Regulations under Code (S)7701 allowing certain entities to either elect to be classified or automatically be classified as partnerships for federal income tax purposes without regard, in all cases, to whether they possess or lack the characteristic of "free transferability of interests" have been promulgated in final form, and (ii) partnership characterization under such Regulations is made applicable to the Partnership. If any such election can be made by the Partnership, the General Partner shall make such election to have the Partnership classified as a "partnership" for federal income tax purposes upon the request of any Limited Partner.

     SECTION 12.4   Restrictions on Limited Partners.   Except as otherwise
                    --------------------------------
provided in this Section 12.4, in Sections 12.1, 12.2 and 12.3 above, and in
Section 12.6 below, no Limited Partner shall have the right to withdraw from the Partnership prior to the dissolution and winding up of the Partnership, and, in the event of a dissolution, only in accordance with Sections 13.2 and 13.3 below. Except as expressly provided in this Section 12.4 and in Sections 5.2, 12.1, 12.2, 12.3 and 12.6, a Limited Partner may not Assign all or any portion of such Limited Partner's interest in the Partnership (as a limited partner).
If a Limited Partner is a corporation, trust, or other entity and is dissolved or terminated, the powers of such dissolved Limited Partner may be exercised by its legal representative or its successor. Any Assignment of any of the voting interests of a Limited Partner that is an entity (i.e., is not an individual), or of the general partner in such entity if the Limited Partner is (itself) a limited partnership, shall be treated (in either case) as an Assignment of the entire interest in the Partnership owned by such Limited Partner if, as a result thereof, the Persons who hold a majority of the voting interests in such Limited Partner (or in the general partner of such Limited Partner if the Limited Partner is a limited partnership) as of the date of this

Agreement (or if such Limited Partner was admitted as a Partner after the inception of the Partnership, as of the date such Limited Partner was admitted as a Partner in the Partnership) own less than a majority of the voting interests in such Limited Partner (or, if applicable, in the general partner of such Limited Partner) after such Assignment.

     Each Limited Partner may Assign all or any portion of its interest in the Partnership as a Limited Partner to an Affiliate of such Limited Partner; provided, however, that the transferee of such Limited Partner's interest shall be treated as an assignee of such interest under the Partnership Law and shall not be admitted as an additional Limited Partner unless consented to by the General Partner, which consent may be withheld in the sole discretion of the General Partner. Notwithstanding the foregoing, the restrictions contained in this Section 12.4 upon a transferee being admitted as a successor Limited Partner shall not apply (and such transferee shall automatically be admitted as a successor Limited Partner) for transfers occurring after the Partnership has received the written opinion of tax counsel that both of the following have occurred: (i) new Regulations under Code (S)7701 allowing certain entities to either elect to be classified or automatically be classified as partnerships for federal income tax purposes without regard, in all cases, to whether they possess or lack the characteristic of "free transferability of interests" have been promulgated to final form, and (ii) partnership characterization under such Regulations is applicable to the Partnership. If any such election can be made by the Partnership, the General Partner shall make such election to have the Partnership classified as a "partnership" for federal income tax purposes upon the request of any Limited Partner. For purposes of the authorization for a Limited Partner to assign its interest in the Partnership to an Affiliate under this Section 12.4, the term "Affiliate" in the case of Vistana shall also be deemed to include all of those Persons identified in Schedule 12.1 attached hereto and made a part hereof.

     Any Assignment of the interest in the Partnership of a Limited Partner other than in accordance with the provisions of this Section 12.4 (and to the extent applicable, Article XI, and Sections 5.2, 12.1, 12.2, 12.3 and 12.6) shall be null and void ab initio.
                       -- ------

     In the event that there shall be a permitted Assignment of the interest of a Limited Partner to any person in accordance with all of the terms of Section
12.6 below, but in connection therewith the transferee does not have the automatic right to be admitted as an additional limited Partner, or if in connection with any Assignment of an interest as a limited partner in the Partnership permitted under this Article XII, the transferring Limited Partner and/or the transferee do not execute all such instruments as the General Partner may reasonably deem necessary or desirable, or the transferee does not agree to assume the obligations of the transfering Limited Partner to the Partnership, then the transferee in any such transaction shall be treated as an assignee under the Partnership Law and shall not be admitted as an additional limited partner unless consented to by the General Partner, which consent may be withheld in the sole discretion of the General Partner

     SECTION 12.5   Liability for Transfer Expenses.  All costs and expenses
                    -------------------------------
incurred by the Partnership in connection with any Assignment of a Partnership interest pursuant to this Article XII (including any disposition caused by the Bankruptcy of a Partner) in or in connection with another person becoming an assignee or admitted as an additional limited partner or general partner in the Partnership, including any filing, recording, and publishing costs and the reasonable fees and disbursements of counsel, shall be paid by and be the sole responsibility of the Partner Assigning such interest (or by the trustee, receiver or other successor-in-interest in the case of a dissolved or bankrupt Partner).

     SECTION 12.6   Optional Purchases of Units.
                    ---------------------------

     A.   Sale of Limited Partnership Interest/Rights of First Refusal.  Except
          ------------------------------------------------------------
as otherwise provided in Section 5.2 and in Sections 12.1, 12.2, 12.3 and 12.4 above, in the event that any Limited Partner receives a "bona fide written offer from a qualified purchaser" to purchase all, but not less than all, of such Limited Partner's interest in the Partnership, and such Limited Partner desires to sell all, but not less than all, of such Limited Partner's interest in the Partnership pursuant thereto, such Limited Partner (the "SELLING LIMITED PARTNER") may sell all of its interest in the Partnership and without the consent of the General Partner, subject, however, to the provisions and limitations of Section 12.4, this Section 12.6 and Article XI above. For purposes hereof, a "bona fide offer from a qualified purchaser" means a written and binding offer from a Person, other than a Non-Qualified Person and other than Zimand, Arthur Zimand and any Person owned or controlled, directly or indirectly, by Arthur Zimand, who has the financial ability to consummate the purchase described in such offer, and which offer sets forth a description of the Partnership interest subject thereto, the name and principal business address of the Person who is the proposed purchaser (and, if such purchaser is purchasing as a nominee for another Person, the name and address of such other Person), and the price and all of the terms and conditions of the proposed purchase.

          The Selling Limited Partner shall give written notice (the "Offer") to the General Partner and to each of the other

Limited Partners (collectively, the "Remaining Limited Partners") that such Selling Limited Partner desires to sell all of its interest as a Limited Partner in the Partnership (the "Offered Interest"), for the price and pursuant to the terms of the bona fide offer from the qualified purchaser, a full description of which shall be attached to the Offer.

          The General Partner shall have the first option to purchase all, but not less than all, of the Offered Interest, at the price and upon the terms contained in the Offer for a period of twenty (20) days from the receipt of the Offer, such option to be exercised by delivery of written notice to the Selling Limited Partner within such twenty (20) day period.

          If, as of the expiration of the twenty (20) day period described above, the General Partner does not exercise its option to purchase all of the Offered Interest, then each of the Remaining Limited Partners other than Zimand shall have the option to purchase each such Remaining Limited Partner's proportionate share (as hereinafter defined), or other mutually agreed portion, of all, but not less than all, of the Offered Interest, at the price and upon the terms contained in the Offer for a period of twenty (20) days following the expiration of the above-described twenty (20) day period during which the General Partner had an option to purchase. Each such Remaining Limited Partner's "proportionate share" of the Offered Interest shall mean the product of the Offered Interest and a fraction, the numerator of which is the Percentage Interest of such Remaining Limited Partner and the denominator of which is the total Percentage Interests owned by all such Remaining Limited Partners which have timely elected (and which were eligible to elect) to purchase their proportionate shares of the Offered Interest. The option of such Remaining Limited Partners shall be exercised by delivery of a written notice to the Selling Limited Partner within such twenty (20) day period (i.e., within the twenty (20) day period that the Remaining Limited Partners have an option to purchase hereunder).

          During the combined forty (40) day period described above during which the General Partner and the Remaining Limited Partners have an option to purchase the Offered Interest, the Selling Limited Partner may not transfer the Offered Interest to the qualified purchaser or to any other Person. If, as of the expiration of the combined forty (40) day period described above, the General Partner and the Remaining Limited Partners have not elected to purchase all of the Offered Interest in accordance with the foregoing, then the Selling Limited Partner shall be free to sell the Offered Interest to the qualified purchaser named in the Offer, provided that: (1) the Selling Limited Partner first complies with the provisions of Article XI above, (2) such sale is on terms and conditions no more favorable to the qualified purchaser than those set forth in the Offer, and (3) such sale is consummated within one hundred (100) days following the giving of the Offer. If the Selling Limited Partner does not consummate the sale of the Offered Interest to the qualified purchaser within such one hundred (100) day period, the Offered Interest shall again be fully subject to all the terms and conditions of this
Section 12.6.

          In the event that the General Partner or the eligible Remaining Limited Partners timely elect to purchase the Offered Interest in accordance with the foregoing, closing of the purchase of the Offered Interest shall take place at the principal place of business of the Partnership (or such other mutually agreed upon location) on such date selected by the purchasing party within sixty (60) days after the exercise of the Option.

     B.   The Purchaser of an interest of a Limited Partner pursuant to this
Section 12.6 shall be treated as an assignee of such interest under the Partnership Law and shall not be admitted as an additional Limited Partner unless consented to by the General Partner, which consent may be withheld in the sole discretion of the General Partner. Notwithstanding the foregoing, the restrictions contained in this Section 12.6 upon a transferee being admitted as a successor Limited Partner shall not apply (and such transferee shall automatically be admitted as a successor Limited Partner) for transfers occurring after the Partnership has received the written opinion of tax counsel that both of the following have occurred: (i) new Regulations under Code (S)7701 allowing certain entities to either elect to be classified or automatically be classified as partnerships for federal income tax purposes without regard, in all cases, to whether they possess or lack the characteristic of "free transferability of interests" have been promulgated into final form, and (ii) partnership characterization under such Regulations is applicable to the Partnership. If any such election can be made by the Partnership, the General Partner shall make such election to have the Partnership classified as a "partnership" for federal income tax purposes upon the request of any Limited Partner.

     SECTION 12.7   Removal of General Partner.
                    ---------------------------

     A. If the General Partner becomes Bankrupt, is convicted of a felony or files a certificate of dissolution (or its equivalent) or otherwise has its charter revoked (other than a ministerial revocation resulting from a failure to file an annual report, which failure is promptly cured in a legally effective manner after notice from any Partner or its representative), the General Partner shall automatically be removed as a general partner and such General Partner's general partner interest in the Partnership shall be treated in the manner provided in

Section 12.10 below. Notwithstanding the foregoing, if upon the dissolution of the General Partner, its general partner interest in the Partnership is or will be assigned in a manner permitted under Section 12.1 or 12.2 above, then such dissolved General Partner's interest in the Partnership, as a general partner, shall not be treated in the manner provided in Section 12.10 below, and such person or persons or such corporation or other form of business entity succeeding to such former General Partner's interest in the Partnership, as a general partner, shall be admitted into the Partnership as a substitute or successor General Partner(s), and shall succeed, collectively, to all of the interests of such former General Partner (in its status as general partner) in the Partnership, effective the moment before such former General Partner was dissolved. The General Partner agrees that, if the provisions of this Section
12.7 apply and it is to be removed as a General Partner in accordance with the terms hereof, it does hereby irrevocably make, constitute and appoint United as its attorney-in-fact to carry out all the provisions of this Section 12.7 and
Section 12.10 below.

     B. Except as may be otherwise provided by law, and except as may otherwise be mutually agreed to by all Partners (including the General Partner), the right to remove the General Partner shall be limited to the events described in Subsection 12.7 above. Any successor general partner may be removed as a general partner upon the terms and conditions provided in Subsection 12.7 above. The removal of a general partner in accordance herewith shall in no way limit or affect the liability of such general partner for debts and liabilities of the Partnership arising or accruing prior to the effective date of such general partner's removal.

     SECTION 12.8   Effect of Change of Partners.  Subject to the provisions of
                    ----------------------------
this Agreement, the withdrawal, Bankruptcy, or substitution of any Limited Partner shall not interrupt the continuity of, or cause the termination or dissolution of, the Partnership. If the General Partner withdraws (except pursuant to an Assignment of its interest in accordance with this Article XII), dissolves, becomes Bankrupt, is removed or otherwise ceases to be a member of the Partnership, the Partnership shall dissolve upon the date of any such event, unless there is at least one remaining General Partner (including a successor general partner to a dissolved general partner), if any, who agrees to continue the business of the Partnership (such right to continue the business of the Partnership being expressly granted hereby), or unless within ninety (90) days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of one or more additional general partners if necessary or desirable.

     SECTION 12.9   Appointment of Additional General Partners. In the event
                    ------------------------------------------
that the Partnership does not dissolve upon the date the General Partner withdraws, dissolves, ceases to be a member of the Partnership, or becomes bankrupt solely because all Partners within ninety (90) days of such event agree in writing to continue the business of the Partnership and to the appointment of one or more additional General Partners as may be necessary or desirable, such additional general Partner(s) shall be appointed by the unanimous agreement of all such remaining Partners.

     SECTION 12.10  Payments to (or Change in Status of) Removed General
                    -------------------------------------------- -------
Partner. In the event the General Partner is removed as a general partner pursuant to this Article XII (or otherwise pursuant to the Partnership Law), whether or not such removal triggers a dissolution of the Partnership, except as otherwise provided in Subsection 12.7 above, such General Partner's entire general partner interest in the Partnership shall, upon such removal, be converted into a special class limited partner interest having the same rights to distributions and interests in the Profits, Losses and capital of the Partnership as prior to such conversion, and the Certificate of Limited Partnership shall be duly amended. After such conversion, the holder of such converted interest shall be automatically admitted as an additional limited Partner. Each holder of a former General Partner's converted general partner interest, who is to be admitted as an additional limited partner, if not already bound by all of the terms and conditions of this Agreement, shall, as a condition of such admission, be required to execute a joinder to this Agreement, whereby such person becomes bound by all of the terms and conditions of the Agreement (as it may be amended prior thereto or in connection with such conversion). The conversion of the General Partner's interest hereunder shall not, of itself, eliminate any liability to the Partnership or to the other Partners that the General Partner may have under this Agreement at such time.

     SECTION 12.11  Option to Purchase if a Partner Becomes a Non-Qualified
                    -------------------------------------------------------
Person.  If any Partner other than Vistana WGV Holdings, Inc., Vistana and
------                  ----------
Zimand, or any Affiliate of such Partner (other than an Affiliate of Vistana WGV Holdings, Inc., Vistana or Zimand), is or becomes a Non-Qualified Person at any time during the term of this Agreement, such Partner shall promptly notify the General Partner and all the other Limited Partners of such fact. Such Partner (THE "SELLING PARTNER") shall, whether or not such notice shall have been given, be deemed for purposes of Section 12.6 above to have given an "Offer" to the General Partner and to the "Remaining Limited Partners" to sell its entire interest in the Partnership for a price equal to the greater of: (i) fifty percent (50%) of the fair market value of such interest (which shall be determined as of the date of acceptance of such Offer or, at the sole option of the purchasing Partner(s), determined as of the date such Partner first became a Non-Qualified Person), or (ii) the amount of its Unreturned Capital (determined as of the closing date of the sale and purchase). For purposes of the preceding sentence, the fair market value of the Selling Partner's interest in the Partnership shall be determined by utilizing the same procedures as set forth in
Section 12.3 above. The purchase price for the Selling Partner's interest shall be paid in accordance with the following: twenty percent (20%) of the purchase price shall be payable in cash or other immediately available funds at closing; the balance of the purchase price shall be payable over a period of five (5) years in five (5) equal annual installments of principal and interest, with interest computed at the lesser of: (i) the Base Rate announced publicly by CitiBank, N.A., New York, New York (or another comparable national banking institution selected by the General Partner) to its most preferred customers determined as of the date of closing, plus two percent (2%), or (ii) the highest rate authorized under applicable law on such date. The first such installment shall be made on the first anniversary of the closing and the remaining installments shall be paid on successive anniversaries thereof. In addition, upon closing of any sale and purchase under this Section 12.11, and as a condition precedent to the obligation of the Selling Partner to sell its interest hereunder, any amounts due by either the Partnership or any Defaulting Partner to the Selling Partner with respect to loans made (or deemed to have been made) by the Selling Partner under Sections 5.2, 5.3 and/or 5.4 above, together with any and all accrued and unpaid interest and costs due thereon, shall be paid in full (and in immediately available funds) at the closing.

     Such Offer shall remain open, and may be accepted by the General Partner or the Remaining Limited Partners in accordance with the terms of Section 12.6 above, except that the period for acceptance of such Offer shall not terminate until the later of: (i) twenty (20) days or forty (40) days (whichever period is applicable under Section 12.6) after the Selling Partner first gives written notice to the General Partner and all of the Remaining Limited Partners that it is, or has become, a Non-Qualified Person, or (ii) thirty (30) days after the final determination of the fair market value of the Selling Partner's interest. In addition, the period for exercising the Option will commence on the first date on which the Selling Partner becomes a Non-Qualified Person, regardless of whether notice of such fact has been given by the Selling Partner to the General Partner and the Remaining Limited Partners. (Thus, if a Partner becomes a Non-Qualified Person and fails to give such notice, such Partner shall be in breach of this Agreement and, in addition, the period during which the General Partner and the Remaining Limited Partners may exercise their Option hereunder shall remain open indefinitely.)

     If the General Partner and the Remaining Limited Partners do not exercise their Option to purchase the Selling Partner's Interest in the Partnership prior to the expiration of the option period provided hereunder, the interest of the Selling Partner shall continue to be held by the Selling Partner and shall remain subject to all terms and conditions of this Agreement (other than the provisions of this Section 12.11). Except as set forth in this Section 12.11 (the terms of which shall control if in conflict with Section 12.6 above), the terms and conditions of Section 12.6 above shall apply to any sale and purchase of the Selling Partner's interest in the Partnership hereunder.

                                 ARTICLE XIII
                                 ------------

                        DISSOLUTION OF THE PARTNERSHIP
                        ------------------------------

     SECTION 13.1    Events of Dissolution.  The Partnership shall be dissolved,
                     ---------------------
and its assets liquidated pursuant to Section 13.2 below, upon the first to occur of:

     A.   December 31, 2046;

     B. The sale, disposition or condemnation of all or substantially all of the Partnership's property (other than cash) and the cessation of the Partnership's business activities; provided, that, if on the disposition of any such property, the Partnership shall own any purchase money notes and mortgages, or promissory notes, the Partnership shall not be deemed to have disposed of all or substantially all of its property until such time as such purchase money notes and mortgages, or promissory notes, are paid or otherwise disposed of in full;

     C. The withdrawal (except in conjunction with a transfer of its interest in accordance with the terms of Article XII), retirement, removal, dissolution, Bankruptcy or cessation of membership in the Partnership of the General Partner, unless the Partnership is continued as provided in Article XII;

     D. The agreement, in writing, of Partners owning not less than seventy-five percent (75%) of the Percentage Interests to dissolve the Partnership; or

     E. The occurrence of any event which, under the Partnership Law (but subject to the provisions of this Agreement to the extent that the Partnership Law may be modified by this Agreement), causes the dissolution of this Partnership.

     The Partnership shall continue to exist following the occurrence of any of the foregoing events solely for the purpose of winding up its affairs.

     SECTION 13.2   Distributions Upon Dissolution or Liquidation of the
                    ----------------------------------------------------
Partnership.  Upon the earlier of (i) the dissolution of the Partnership as
-----------
provided by Section 13.1 above, or (ii) the Liquidation of the Partnership, the General Partner (or, if none, a special liquidator appointed by Limited Partners owning not less than fifty percent (50%) of the Percentage Interests) shall immediately commence to wind up the Partnership's affairs and, except as provided below, shall distribute all the assets of the Partnership in liquidation as soon as practicable. In connection with winding up the Partnership's affairs, the General Partner (or, if none, the special liquidator appointed by the Limited Partners) shall have the authority to sell any assets of the Partnership then on-hand for such price and on such commercially reasonable terms and conditions as such General Partner (or special liquidator) shall determine in its reasonable discretion, and distribute the proceeds thereof in liquidation, and/or distribute all or any portion of such assets to the Partners in-kind. In the event that any assets are to be distributed in-kind, the General Partner (or special liquidator) shall have the right to select the assets to be distributed to each of the Partners, and may distribute any such assets proportionately or non-proportionately to or among the Partners except that, if such assets are distributed "in-kind" then, upon the request of any Partner, the fair market value of any such assets to be distributed in-kind shall be established by an appraisal prepared by a qualified appraiser selected by the General Partner and approved by Partners holding in the aggregate not less than seventy-five percent (75%) of the Percentage Interests; and provided that the aggregate distributions of cash and property to each of the Partners (based on the net fair market value of property distributed in-kind) does not exceed the aggregate amount to which each such Partner would otherwise be entitled had all Partnership property otherwise to be distributed in-kind been first converted into cash; and provided further that if property and cash are to be distributed among the Partners, any such property and cash shall be distributed among the Partners in accordance with Section 10.1 above.

     In the event of the Liquidation of the Partnership, except as provided below, all assets of the Partnership to be distributed to the Partners shall be distributed in liquidation no later than the last day of the Partnership fiscal year in which such Liquidation occurs [or, if later, within ninety (90) days of the date of Liquidation of the Partnership]. Notwithstanding the above, if there is a Liquidation of the Partnership solely because fifty percent (50%) or more of the total interests in the Partnership capital and profits were sold or exchanged within a twelve-month period, the assets of the

Partnership shall not be actually distributed in liquidation solely as a result of such occurrence (and no Partner shall have the right to demand a distribution solely by reason of such occurrence).

     The assets to be distributed in liquidation shall be distributed in the following order of priority:

     A. Payment to creditors of the Partnership, including Partners, in the order of priority provided by law; and

     B.   Payment to the Partners in accordance with the priorities set forth in
          Section 10.1 above [although liquidating distributions are being made in accordance with the distribution provisions of Section 10.1 rather than in accordance with the positive Capital Account balances, it is anticipated by the Partners that distributions made pursuant to
          Section 10.1 above will produce the same result as a distribution in accordance with positive Capital Account balances; provided, however, that in the event a different result occurs by reason of a mistake or an otherwise improper allocation, the provisions of Section 10.1 shall control the distribution of assets upon Liquidation of the Partnership].

     If upon the Liquidation of the Partnership the Capital Accounts of the Partners are adjusted pursuant to Section 6.3 above, the General Partner (or special liquidator, as the case may be), in its sole discretion, may, out of amounts otherwise distributable to the Partners, create reserves reasonably required to provide for Partnership liabilities (contingent or otherwise) and may withhold the distribution of installment obligations owed to the Partnership so long as (i) the other assets of the Partnership, distributable to the Partners, are distributed within the time set forth above and in accordance with the priorities set forth in Section 10.1 above, and (ii) such withheld amounts are distributed as soon as practicable and in accordance with the priorities set forth in Section 10.1 above.

     SECTION 13.3   Balance Owed by Partner.  Except as provided below, should
                    -----------------------
the General Partner have a deficit balance in the General Partner's Capital Account following the liquidation of its interest in the Partnership [as defined in Reg. (S)1.704 1(b)(2)(ii)(g)], as determined after taking into account all proper Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (or, if later, through the date of the final distribution in liquidation of the General Partner's interest), other than the adjustment made for contributions by the General Partner pursuant to this
Section 13.3, the deficit balance shall represent an obligation from the

General Partner to the Partnership to be paid in cash no later than the last day of the Partnership taxable year during which such liquidation occurs [or, if later, no later than ninety (90) days after the date of such liquidation].

     Any Limited Partner with a deficit balance in such Limited Partner's Capital Account following the liquidation of such Limited Partner's interest in the Partnership, to the extent attributable to a general partner interest which was converted to that of a limited partner interest in accordance with Section
12.10 above, shall be obligated to restore such deficit balance to the extent of the aggregate liability, if any, of such Limited Partner to Partnership creditors, as determined by law as of the date of the liquidation of such Limited Partner's interest in the Partnership, and by taking into account any and all assets of the Partnership (other than any asset which consists of the obligation of such Limited Partner to make a contribution pursuant to this
Section 13.3) which are then available (or which will thereafter be available) to satisfy, in whole or in part, the indebtedness of the Partnership to which such creditors' claims relate.

     No other Limited Partner shall be obligated to restore a deficit balance in its Capital Account in its capacity as a Limited Partner following the liquidation of such Limited Partner's interest in the Partnership.

     SECTION 13.4   Instruments of Termination.  Upon the ter mination of the
                    --------------------------
Partnership, the General Partner (or special liquidator, as the case may be) shall make such filings and do such other acts as shall be required by the Partnership Law and the Limited Partners hereby agree to execute and deliver to the General Partner (or special liquidator, as the case may be) such certificates or documents as shall be so required.

                                  ARTICLE XIV
                                  -----------

                              TAX MATTERS PARTNER
                              -------------------

     SECTION 14.1   Appointment of Tax Matters Partner.  The tax matters Partner
                    ----------------------------------
("TMP") for the Partnership shall be the General Partner.

     SECTION 14.2   Employment of Advisors.  The TMP shall employ experienced
                    ----------------------
tax advisors to represent the Partnership in connection with any audit, examination or investigation of the Partnership by the Internal Revenue Service (or by any state or local taxing authority), and in connection with all subsequent administrative and judicial proceedings arising out of such audit, examination or investigation. The fees and expenses of such tax advisors shall be a Partnership expense and shall be paid by the Partnership. Such advisors shall be responsible for representing the Partnership. It shall be the responsibility of the General Partner and the Limited Partners, at their own expense, to employ tax advisors to represent their respective separate interests.

     SECTION 14.3   Notice and Expenses.  The TMP shall keep the Limited
                    -------------------
Partners informed of all administrative and judicial proceedings, as required by the Code, and shall furnish to each Limited Partner a copy of each notice or other communication received by the TMP from the Internal Revenue Service (except such notices or communications which are sent directly to such requesting Limited Partner by the Internal Revenue Service). All expenses incurred by the TMP in serving as TMP shall be Partnership expenses and shall be paid by the Partnership. The TMP shall take all steps necessary to insure that United is treated as a "notice partner" for purposes of Code (S)6234.

     SECTION 14.4   Authority of Tax Matters Partner.  The TMP shall have the
                    --------------------------------
full authority to take any and all actions otherwise permitted to be taken by a tax matters partner under the Code in connection with any audit, examination or investigation of the Partnership, and in connection with any and all administrative and judicial proceedings arising out of such audit, examination or investigation, including, but not limited to, any of the following actions:

     A. Enter into a settlement agreement with the Internal Revenue Service, except that no such settlement agreement shall bind any Partner unless such Partner has notified the TMP that it consents to be bound by such settlement agreement;

     B.   File a petition as contemplated in Code (S)6226(a) or (S)6228;

     C.   Intervene in any action contemplated in Code (S)6226(b);

     D.   File any requests contemplated in Code (S)6227(b); or

     E. Enter into an agreement extending the period of limitations, as contemplated by Code (S)6229(b)(1)(B).

     SECTION 14.5   Indemnification.  The Partnership (but not any Partner)
                    ---------------
shall indemnify and hold the TMP harmless against judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys' fees, whether before or at trial or during any appellate proceeding), paid or incurred by the TMP in any civil, criminal or investigative proceeding in which the TMP is involved or threatened to be involved solely by reason of being the TMP for the Partnership; provided that the TMP acted reasonably and in good faith within what the TMP reasonably believed to be in the best interests of the Partnership or the

Partners, as a whole. Notwithstanding the foregoing, the TMP shall not be indemnified under this Section 14.5 against any liability of the TMP to the Partnership or the Limited Partners to the extent any such liability is attributable to or otherwise arises out of the TMP's fraud, intentional misconduct or gross negligence.

                                  ARTICLE XV
                                  ----------

                                 MISCELLANEOUS
                                 -------------

     SECTION 15.1   Notices.  All notices or other communications given or made
                    -------
under this Agreement shall be in writing, signed by the party giving same, and shall be delivered personally, transmitted by a facsimile capable of verifying receipt (receipt confirmed), sent by national overnight courier service, or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     To the General Partner:

          Vistana WGV Holdings, Inc.
          8801 Vistana Centre Drive
          Lake Buena Vista, FL  32821

     With a copy to:

          Charles H. Egerton, Esq.
          Dean, Mead, Egerton, Bloodworth,
               Capouano & Bozarth, P.A.
          P. O. Box 2346
          Orlando, FL  32802

     To Vistana at:

          Vistana WGV Investment, Ltd.
          8801 Vistana Centre Drive
          Lake Buena Vista, FL  32821

     With a copy to:

          Charles H. Egerton, Esq.
          Dean, Mead, Egerton, Bloodworth,
               Capouano & Bozarth, P.A.
          P. O. Box 2346
          Orlando, FL  32802

     To United at:

          United Timeshares, Inc.
          P. O. Box 1280
          Bristol, VA  24203-1280

     With copies to:

          Dan B. Miller, Esq.
          Jones, Day, Reavis & Pogue
          77 West Wacker Drive, Suite 3500
          Chicago, IL  60601-1692

     and to:

          Wayne L. Bell, Esq.
          Executive Vice President and General Counsel
          The United Company
          P. O. Box 1280
          Bristol, VA   24203-1280

     To Zimand at:

          A. Zimand WGV Investment, Inc.
          5426 Osprey Isle Lane
          Orlando, FL  32819

     With a copy to:

          Robert Grosman, Esq.
          Greenberg, Traurig, Hoffman,
               Lipoff, Rosen & Quentel
          1221 Brickell Avenue, 21st Floor
          Miami, FL  33131-3260


          Except as may be otherwise provided in this Agreement, all notices, requests, demands, elections or other communications given in accordance with this Section 15.1 shall be effective at the earlier of (i) five (5) business days after deposit in the United States mail, certified postage prepaid; (ii) twenty-four (24) hours after delivery to a national overnight courier service; or (iii) confirmation of receipt if transmitted by facsimile or telexed or if delivered personally. Any party may change the address to be used for notification purposes hereunder by providing written notice thereof to the other parties in accordance herewith.

     SECTION 15.2   Applicable Law.  This Agreement shall be governed by and
                    --------------
construed in accordance with the laws of the State of Florida without giving effect to such State's conflicts of laws principles. Venue for any action brought to enforce this Agreement or to interpret the rights of the Partners hereunder shall lie in Orange County, Florida.

     SECTION 15.3   Entire Agreement.  This Agreement constitutes the entire
                    ----------------
Partnership agreement between the Limited Partners and the General Partner and supersedes all prior agreements and undertakings with respect hereto among them. No Partner is making any guarantee, promise, or undertaking any obligation with respect to the Partnership that is not expressly contained in this Agreement.

     SECTION 15.4   Amendment.  Except as otherwise provided herein, this
                    ---------
Agreement may only be amended upon the written consent of Partners owning in the aggregate not less than seventy-five percent (75%) of the Percentage Interests, except that the consent of all Partners shall be required for any amendment that reduces the rights or interests, or enlarges the obligations of any Limited Partner (with respect to a Limited Partner's interests in the Profits, Losses, Available Cash or capital of the Partnership) or has an adverse economic effect, or otherwise has a material adverse effect, upon such Limited Partner's interest in the Partnership. Notwithstanding the foregoing, the General Partner may amend the Agreement without the consent of the Limited Partners to the extent necessary to reflect the transfer of all or such portion of a Partner's interest as may have been transferred pursuant to Subsection 5.2.B above.

     SECTION 15.5   Binding Upon Successors.  Each and every provision hereof
                    -----------------------
shall be binding upon, and inure to the benefit of, the heirs, personal representatives, successors and assigns of the respective parties hereto except to the extent explicitly provided to the contrary herein.

     SECTION 15.6   Severability.  Every provision hereof is intended to be
                    ------------
severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever or would constitute the Limited Partners or any Limited Partner a general Partner or would affect the Partnership status of the Partnership for federal income tax purposes, such provision shall be invalid, but such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     SECTION 15.7   Captions/References.  The titles and captions contained
                    -------------------
herein are for convenience only and shall not be deemed a part of the context of this Agreement. All references to "regulations" or "Reg. (S)" or "Treasury Regulations" refer to rules and regulations promulgated by the United States Treasury Department under the Code. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly limited.

     SECTION 15.8   Numbers and Gender.  Where the context so indicates, the
                    ------------------
masculine shall include the feminine and neuter, the singular shall include the plural.

     SECTION 15.9    Counterparts.  This Agreement may be executed in
                    ------------
counterparts, each of which shall be deemed to be an original and shall be binding upon the party or parties who executed the same, but all of such counterparts shall constitute one and the same agreement.

     SECTION 15.10  Waiver of Partition.  Each of the Partners hereby
                    -------------------
irrevocably waives any and all rights that such Partner may have to maintain an action for partition of any of the Partnership's property.

     SECTION 15.11  Assignees.  In the event that any transferee or other
                    ---------
successor-in-interest to a Partner is not otherwise admitted as an additional limited partner (or general partner) in accordance with the provisions of this Agreement, provided that the transfer at issue is not null and void, such transferee or other successor-in-interest shall be treated as an assignee, and shall only have the right to receive the profits and capital, and shall be subject to all of the liabilities and obligations, to which the transferring Partner (or transferring assignee, or other predecessor-in-interest) would otherwise be entitled, or would otherwise be subject to, pursuant to this Agreement (but for such transfer), to the extent attributable to the interest transferred to such assignee. In applying the provisions of this Agreement, including Articles IX and X, and Section 13.3 hereof, each successor to a Partnership interest, whether admitted as an additional Partner or not, shall be deemed to have received the aggregate allocations and distributions previously made to each predecessor-in-interest to the interest in the Partnership held by such person, and, except as modified in Subsection 5.2.A above, shall also be deemed to have made the aggregate contributions to capital that were made with respect to such interest in the Partnership by such predecessors-in-interest.
An assignee who is not otherwise admitted as an additional limited Partner (or general Partner) shall have no right to vote on any matter subject to the approval of the Partners (or the Partners of any class), nor have any rights to interfere in the management or administration of the Partnership's business or affairs, acquire any information or account of Partnership transactions, or inspect the Partnership's books during the continuance of the Partnership.

     SECTION 15.12  Third-Party Beneficiaries.  Any agreement contained herein
                    -------------------------
to make any contribution or to otherwise pay any amount, and any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their respective permitted successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees under any indebtedness, or to any other party whomsoever, it being the intention of the undersigned parties that no one shall be deemed to be a third-party beneficiary of this Agreement or any portion hereof.

     SECTION 15.13  Confidential Information.  Each Partner hereby acknowledges
                    ------------------------
and agrees that confidential information concerning employees and agents of the Partnership (including, but not limited to, the amount and nature of the compensation paid to such employees and agents), customers, and owners of units and properties of the Partnership (the "Units"), and proprietary sources of the Partnership's marketing programs (including present and prospective OPC locations and the terms of leases or similar financial arrangements with regard thereto) (collectively, the "TRADE SECRETS") used by or relating to the Partnership, are and shall be considered proprietary information belonging exclusively to the Partnership to the extent such information is not readily available to the public or has not otherwise become public knowledge through sources other than the Partners, their agents and/or employees.

     No Partner shall in any manner, either directly or indirectly, disseminate, disclose, or communicate with any Person any Trade Secrets regardless of whether such information is considered to be confidential by third parties; provided that none of the provisions of this Section 15.13 shall apply to disclosures made to other employees or agents of the Partnership which are made for valid business purposes of the Partnership. The provisions of this Section 15.13 shall survive the termination of this Agreement and the termination of any Partner's interest in the Partnership.

     IN WITNESS WHEREOF, the parties hereto have set their respective hands on the day and date set opposite their names.

                                             GENERAL PARTNER
                                             ---------------

                                    VISTANA WGV HOLDINGS, INC., a Florida
                                    corporation

Dated: June 28, 1996                By: /s/ Raymond L. Gellein, Jr.
       -------------                    ------------------------------------
                                            Raymond L. Gellein, Jr.
                                            President

                                             LIMITED PARTNERS
                                             ----------------

                                    VISTANA WGV INVESTMENT, LTD.

                                    By: JAA WGV HOLDINGS, INC.,
                                          Co-General Partner


Dated: June 28, 1996                By: /s/ Jeffrey A. Adler
       -------------                    ------------------------------------
                                            Jeffrey A. Adler, President

                                    By: RLG WGV HOLDINGS, INC.,

                                    Co-General Partner


Dated: June 28, 1996                By: /s/ Raymond L. Gellein, Jr.
       -------------                    ------------------------------------
                                        Raymond L. Gellein, Jr.
                                        President


                                    UNITED TIMESHARES, INC.,
                                        a Florida Corporation


Dated: June 28, 1996                By: /s/ J. Thomas Fowlkes
       -------------                    ------------------------------------
                                        J. Thomas Fowlkes
                                        Chief Executive Officer


                                    A. ZIMAND WGV INVESTMENT, INC.



Dated: June 28, 1996                By: /s/ Arthur Zimand
       -------------                    ------------------------------------